Dated 3 March 2011

SHALATI INVESTMENTS LIMITED

HINES GLOBAL REIT HOLDCO SÁRL

AGREEMENT for the sale and purchase of the entire issued share capital of Sofina Properties Limited

Contents

Clause Page

1	Definitions
2	Interpretation
3	Sale and purchase of the Shares
4	Signing and Deposit
5	Purchase Price
6	Conduct Pending Completion
7	Insurance
8	Completion
9	Warranties
10	Limitations on the Seller's liability
11	Rosadelle and Rent Review
12	Specific Remedy re disclosed tax issue and operation of Escrow Account
13	Post completion
14	Payments
15	Cooperation with Buyer’s Auditors and SEC Filing Requirements
16	General
17	Choice of law etc

Schedule

1	The Company
2	Completion matters
3	Warranties
Part 1- Warranties (non Tax)
Part 2- Taxation Warranties
4	Provisions for the protection of the Seller
5	Conduct of Claims
6	The Property and Property Documents
Part 1- Headlease Property
Part 2- Underlease Property
Part 3- Tenancy Documents
Part 4- Title Documents
7	Completion Net Asset Statement
Part 1- General provisions
Part 2- Format of Completion Net Asset Statement etc
Part 3- Specific Accounting Policies
Part 4- Dispute resolution
Part 5- Form of letter of instruction

This Agreement is made on 3 March 2011

Between

(1)	Shalati Investments Limited (registered in the British Virgin Islands) of Palm Grove House, Road Town, Tortola, British Virgin Islands (Seller); and

(2)	Hines Global REIT Holdco Sárl a limited liability company incorporated in Luxembourg with its registered office at 203, route d’Arlon, L-1150 Luxembourg (Buyer)

It is agreed

1	Definitions

1.1	In this Agreement, unless the context otherwise requires:

Accounts means the annual accounts of the Company for its financial year ended on the Accounts Date, including the notes to those accounts

Accounts Date means 31 December 2010

Actual Taxation Liability means a liability of the Company to make an actual payment of United Kingdom income tax in respect of the profits of its UK property business for a Fiscal Year whether or not such Taxation is also or alternatively chargeable against or attributable to any other person provided that for the purposes of clause 12 and schedule 5 it shall be assumed that to the extent there are any Eligible Losses available to the Company then, to the extent permitted by law, the Eligible Losses shall be used in priority to any other Relief

Accrued Interest means the interest due and payable by the Company in accordance with clause 8.2 of the Facility Agreement

Agreed Form Documents means the following documents:

(a)	the Deed of Termination as at appendix A

(b)	the worked example Completion Net Asset Statement as at appendix B

(c)	the Form of Notice and Acknowledgment at appendix C

(d)	the Resignation Letters as at appendix D

(e)	Board minutes of the Company as referred to in paragraph 3.1 of Schedule 2 as at appendix E

(f)	the consent letter from Edmund Donaldson as referred to in paragraph 1.1(i) of Schedule 2 as at appendix F

(g)	share transfer forms referred to in paragraph 1.1(a) of Schedule 2 as at appendix G

(h)	the Deeds of Release at appendix H

(i)	two DSIs referred to in paragraph 1.1(l) of Schedule 2 as at appendix I

(j)	BVI Opinion referred to in paragraph 1.1(o) of Schedule 2 as at appendix J

Authority means any local, national, multinational, governmental authority, statutory undertaking, agency or public or regulatory body which has jurisdiction over the Business or any decision, consent or licence from any of the foregoing that is required to carry out the Business and Authorities shall be construed accordingly

Bank Settlement Amount  means the amount specified by the Seller in the draft Completion Net Asset Statement which is sufficient to satisfy the conditions of the Capita Deed of Release and will result in the Base NAV being not less than £1,000,000 taking into account all other assets and liabilities in accordance with the accounting principles set out in Part 3 of Schedule 7

Base NAV shall be the sum as is calculated in accordance with Clause 6 herein

Break Costs shall have the meaning as defined in the Facility Agreement

Business means the business carried on by the Company as at, and before, Completion and includes any part of it

Business Day means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays)

Buyer's Accountants means PricewaterhouseCoopers LLP Hays Galleria, 1 Hays Lane, London SE1 2RD or any other firm of accountants that the Buyer appoints as its accountants for the purposes of this Agreement

Buyer's Group means the Buyer, any subsidiary of the Buyer (including, following Completion, the Company), any holding company of the Buyer and any subsidiary of any holding company of the Buyer and member of the Buyer's Group shall be construed accordingly

Buyer's Solicitors means Berwin Leighton Paisner LLP, Adelaide House, London Bridge, London EC4R 9HR

BVI Opinion means the BVI opinion in the Agreed Form supplied by the Seller to the Buyer

CA 2006 means the Companies Act 2006

Company means Sofina Properties Limited, further details of which are set out in Schedule 1

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement

Completion Net Asset Statement means the balance sheet of the Company as at the Completion Net Asset Statement Date to be prepared in accordance with paragraph 2 of part 1 of Schedule 7

Completion Net Asset Statement Date means 6 pm on the Completion Date

Completion Date means 15th March 2011 or such earlier date determined as set out in Clause 8.2

Completion NAV means the aggregate value of the assets of the Company less the aggregate amount of the liabilities of the Company as shown in the Completion Net Asset Statement

Disclosure Letter means the letter dated the same date as this Agreement from the Seller to the Buyer in relation to the Warranties

Deeds of Release means:

(i)
the deed of release in the Agreed Form executed by Credit Suisse, London branch as security trustee (acting by Capita Asset Services (Ireland) Limited as attorney), Cornerstone Titan 2005-1 p.l.c. as senior lender (acting by Capita Asset Services (Ireland) Limited as Servicer) and Citigroup Financial Products, Inc. as junior lender (Capita Deed of Release);

(ii)	the deed of release in the Agreed Form executed by Shalati Investments Limited, Sofina Properties Limited and Supreme Property Limited; and

(iii)	the deed of release in the Agreed Form executed by Rosadelle Properties Limited, Shalati Investments Limited, Sofina Properties Limited and Supreme Property Limited

Debt means such sum comprising the Senior Debt, Break Costs and Accrued Interest due under the Facility Agreement which it has been agreed will release the Company from its obligations under the Facility Agreement

Deed of Termination means the deed of termination in respect of the Property Management Agreement in the form annexed at Appendix A

Deposit shall mean £2,500,000

Eligible Losses means any losses of the Company which become available to the Company in relation to its UK property business but not:

(a)	any losses of the Company which become available to the Company in relation to Fiscal Years, or any part of any Fiscal Year, commencing after the date of Completion; or

(b)
any losses of the Company which would not have been available to set off against  any Actual Taxation Liability had the claim for tax relief for financing costs which is the subject matter of the Specified Claim not been made

Escrow Account means an account named as the Hines/Shalati Account as a designated client account in the name of the Buyer’s Solicitor (the Escrow Agent) into which the Retained Consideration shall be paid subject to clause 12.13

Escrow Amount  means, at the relevant time, the principal sum standing to the credit of the Escrow Account

Escrow Claim shall have the meaning as set out in Clause 12.3.

Escrow Letter means the letter in the Agreed Form from the Seller and the Buyer in relation to the management of the Escrow Account

Escrow Release Date shall mean 31 May 2012

Escrow Period means the period commencing on the date of this agreement and ending on the later of the date when liability (if any) of the Seller under Clause 12.1 or Schedule 5 is subject to an HMRC Decision and the date when settlement or resolution of all outstanding Escrow Claims referred to in Clause 12.4 or Schedule 5 result in the balance of the Escrow Account being paid out in accordance with  Clause 12.5

Escrow Release Date shall mean the later of the date when liability (if any) of the Seller under Clause 12.1 is subject to an HMRC Decision and 31 May 2012.

Facility Agreement means the credit facility agreement dated 20 June 2005 between among others, the Company (and others) as borrowers, Credit Suisse, London branch as original lender and Security Trustee

Finally Determined means in respect of a Protected Claim the earlier of:

(a)           the date of any HMRC Decision;

(b)           the date such claim is Finally Resolved;

(c)           the date the parties agree in writing such claim is Finally Determined; and

(d)
the date such claim is the subject of a judgment of a court of competent jurisdiction or an award of a competent arbitral tribunal and which in each case determines liability, quantum and the amount of costs and either in respect of which leave to appeal has been refused or in respect of which the time for appeal has lapsed and no appeal has been lodged

Finally Resolved means in relation to all income tax returns (as defined in section 8 TMA 1970) of the Company for any accounting period beginning before Completion:

(a)
where HMRC has already or in the future does issue a notice of enquiry in respect of such tax return, the day after HMRC issues a closure notice in respect of such tax return under the provisions of section 28A TMA 1970; or alternatively

(b)
where HMRC has not or in the future does not issue a notice of enquiry in respect of such income tax return, the day following the last date upon which HMRC may give a notice of enquiry in respect of such tax return under the provisions of section 9A(2) TMA 1970, which date will be

(i)	if the income tax return was delivered on or before the due filing date, the first anniversary of the day on which the return was delivered;

(ii)	if the income tax return was delivered after the due filing date, the quarter day next following the first anniversary of the day the return was delivered; and

(iii)	if the income tax return was amended, the quarter day next following the first anniversary of the day on which on which the amendment was made; and

for the purposes of (b)(ii) and (b)(iii) the relevant quarter dates are 31st January, 30th April, 31st July and 31st October

Fiscal Year means a tax year of the United Kingdom, commencing on 6th April in any year and ending on 5th April of the year following

Form of Notice and Acknowledgement means the notice in the Agreed Form from the Buyer to the Seller informing the Seller of the assignment of all rights, title and interest in this Agreement to the Funder

Funder means any financial institution providing finance to the Buyer in respect of the transaction contemplated by this Agreement

Guarantee means any guarantee, indemnity, suretyship, letter of comfort, security, right of set-off or other obligation given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person

Group means the Company, any subsidiary of the Company, any holding company of the Company and any subsidiary of any holding company of the Company

Headlease means the lease of the whole of the Property dated 12 March 1992 and made between (1) The Mayor and Commonalty and Citizens of the City of London and (2) National Provident Institution (as amended by a Deed of Rectification dated 17 February 1994 made between the same parties)

HMRC means Her Majesty's Revenue and Customs of the United Kingdom

HMRC Decision has the meaning given in paragraph 2.6 of Schedule 5

Inter-Company Balances means any amounts owed to or by the Company in respect of the Seller’s Group

Luxembourg Opinion means the Luxembourg Opinion in the Agreed Form supplied by the Buyer to the Seller

Property means the Property demised by the headlease and underlease, details of which are set out in parts 1 and 2 of Schedule 6 respectively and includes each and every part of, and any building on, such property

Property Management Agreement means the management agreement of the Property dated 23 June 2005 made between (1) the Company and (2) the Robson Partnership LLP

Purchase Price has the meaning given in Clause 5

Regulations means any law, legislation, instrument, rule, order, regulation, code, standard, directive, bye-law or decision of any Authority which concerns or may affect the Business in any jurisdiction

Relief means any loss, allowance, exemption, set-off, deduction, credit or other relief from any Taxation or in the computation of income, profits or gains for the purposes of any Taxation and any right to a repayment of Taxation

Resignation Letters means the letters referred to in Schedule 2 in respect of the resignation of the directors and secretary of the Company

Retained Consideration means the amount of £1,000,000 to be paid by the Purchaser  to the Escrow Account on Completion in accordance with paragraph 4.1(c) of Schedule 2

Rosadelle means Rosadelle Properties Limited, a company incorporated under the laws of the British Virgin Islands with IBC number 644825, whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands

Security Interest means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind including for the avoidance of doubt voting agreements, shareholder agreements, proxies, options and any rights of first refusal, however created or arising (or any agreement or arrangement to create any of them)

Seller's Accountants means P. Fitzgerald & Co, Maynooth, Co Kildare, Ireland or any other firm of accountants that the Seller appoints as the Seller's accountants for the purposes of this Agreement

Senior Debt means the principal payment required to release the Company from its obligations under the Facility Agreement

Seller's Group means the Seller, any subsidiary of the Seller (excluding the Company), any holding company of the Seller and any subsidiary of any holding company of the Seller and member of the Seller's Group shall be construed accordingly

Seller's Solicitors means Addleshaw Goddard LLP of Milton Gate, 60 Chiswell Street, London EC1Y 4AG

Shares means all of the issued and outstanding shares in the capital of the Company

Specified Claim means any challenge by HMRC at any time to the basis on which tax relief for financing costs has been claimed for any period of ownership of the Property up to Completion

Surviving Provisions means Clause 1 (Definitions), Clause 2 (Interpretation), Clause 16.3 (Announcements), Clause 16.4 (Confidentiality), Clause 16.5 (Exercise of Rights), Clause 16.6 (Entire Agreement), Clause 16.7 (Alterations), Clause 16.8 (Severability), Clause 16.9 (Counterparts), Clause 16.10 (Payment of costs), 16.11 (Continuing effect of this Agreement), Clause 16.12 (Time) and Clause 17 (Choice of law etc)

Taxation or Tax means:

(b)
any form of tax, and any levy, duty, impost, contribution, deduction, or withholding in the nature of tax whether governmental, statutory, state, provincial, local governmental or municipal whenever created or imposed and whether of the United Kingdom, part of the United Kingdom or elsewhere; and

(c)	all charges, surcharges, interest, penalties and fines relating to any Taxation falling within paragraph (a) of this definition

Tax Warranties means the warranties relating to Taxation set out in part 2 of Schedule 3 (Tax Warranties)

Tax Warranty Claim means any Warranty Claim under the Tax Warranties

Tenancy Documents means those leases, licences and other documents ancillary thereto to which the Underlease Property is subject as set out in part 3 of Schedule 6

Title Documents means those documents of title to the Property set out in part 4 of Schedule 6

TMA 1970 means Taxes Management Act 1970

Transaction Documents means this Agreement, the Disclosure Letter and each of the documents referred to in this Agreement as being in the Agreed Form and any document from time to time entered into pursuant to or in connection with this Agreement

Underlease means the underlease of the whole of the Property dated 29 December 1994 made between (1) W&G Lease Finance Limited (2) National Provident Institution and (3) Royal Bank Leasing Limited (as amended by a Deed of Variation dated 31 December 1997 made between the same parties)

Underlease Property has the meaning contained in Schedule 6

USD Shares means 2 shares in the capital of the Company of USD1 each

Warranties means the Tax Warranties and the warranties set out in Schedule 3 (Warranties) and Warranty shall be construed accordingly

Warranty Claim means a claim by the Buyer for breach of a Warranty

1.2
In addition to the terms defined in Clause 1.1, certain other terms are defined elsewhere in this Agreement and those definitions also apply elsewhere in this Agreement unless the context otherwise requires.

2	Interpretation

2.1	In this Agreement, unless the context otherwise requires:

(a)
references to clauses and Schedules are to clauses of, and Schedules to, this Agreement respectively and references in a Schedule or part of a Schedule to paragraphs are to paragraphs of that Schedule or that part of that Schedule respectively;

(b)	references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

(c)
words importing any gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals, bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident) and vice versa;

(d)
in the Agreed Form means, in relation to any document, that document in the form agreed and, for the purposes of identification, signed or initialled by or on behalf of the parties with such alterations as the parties agree in writing before Completion;

(e)
words and phrases which are generally defined for the purposes of the CA 2006 bear the meanings attributed to them by that Act and the terms subsidiary and holding company include parent and subsidiary undertakings as defined in the CA 2006;

(f)
where the context so admits, references to the BVI Business Companies Act 2004 or to CA 2006 or any provision of that Act include a reference to any statutory provision for which it is a re-enactment or replacement (with or without modification) in so far as it relates to a period of time when such earlier statutory provision was in force;

(g)
references to any English legal term shall, for any jurisdiction other than England and Wales, be deemed to include a reference to the term which most nearly approximates to the English legal term in that jurisdiction;

(h)
a reference to a statute or statutory provision includes a reference to any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) made under that statute or provision before the date of this Agreement; and

(i)	a reference to a statute, statutory provision or subordinate legislation includes a reference to:

(i)	any statute, statutory provision or subordinate legislation which it has consolidated, superseded, re-enacted or replaced (whether with or without modification); and

(ii)	that statute, statutory provision or subordinate legislation as for the time being modified or consolidated, superseded, re-enacted or replaced.

2.2	The headings and contents table in this Agreement are for convenience only and do not affect its interpretation. The Schedules form part of this Agreement.

2.3
If there is a conflict or inconsistency between any clause of, and any Schedule to, this Agreement, the clause prevails. For this purpose an omission (whether deliberate or inadvertent) is not, by itself, to be construed as giving rise to a conflict or inconsistency.

2.4
In this Agreement, the words "other", "includes", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.5	Documents expressed to be in the Agreed Form shall be appended hereto for identification.

3	Sale and purchase of the Shares

3.1
The Seller agrees to sell the Shares with full title guarantee and the Buyer agrees to buy the Shares with effect from Completion, free from any Security Interest and together with all rights and benefits attaching or accruing to the Shares on or after the date of this Agreement (including the right to receive all dividends and distributions declared, paid or made on or after the date of this Agreement).

3.2	The Seller warrants to the Buyer as at the date of this Agreement that:

(a)	it is the sole legal and beneficial owner of the Shares;

(b)	it has the right to transfer the full legal and beneficial title to the Shares to the Buyer without the consent of a third party which has not been obtained and remains unconditionally in force;

(c)	it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents to be executed by it;

(d)
the execution and delivery of, and the performance of the obligations of the Seller under this Agreement and each of the other Transaction Documents have been duly authorised by all necessary corporate action on its part whether under its memorandum and articles of association or otherwise;

(e)
this Agreement constitutes, and the other Transaction Documents executed or to be executed by it will, when executed, constitute legal, valid and binding obligations on it in accordance with their respective terms;

(f)	the Seller is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(g)
the Seller has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Seller and are enforceable against the Seller, in accordance with their respective terms;

(h)
the Seller has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement;

(i)
no order has been made or meeting convened for the winding up of the Seller, or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and so far as the Seller is aware there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction.

3.3	The Buyer warrants to the Seller as at the date of this Agreement that:

(a)	the Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents to be executed by it;

(b)
the execution and delivery of, and the performance of the obligations of the Buyer  under this Agreement and each of the other Transaction Documents have been duly authorised by all necessary corporate action on its part whether under its memorandum and articles of association or otherwise;

(c)
this Agreement constitutes, and the other Transaction Documents executed or to be executed by the Buyer will, when executed, constitute legal, valid and binding obligations on it in accordance with their respective terms

(d)	the Buyer is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(e)
the Buyer has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Buyer and are enforceable against the Buyer, in accordance with their respective terms;

(f)
the Buyer has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement; and

(g)
no order has been made or meeting convened for the winding up of the Buyer, or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and so far as the Buyer is aware there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction.

4	Signing and Deposit

4.1	On the date of this Agreement:

(a)	the Seller shall deliver to the Buyer:

(i)	certified copies of the board minutes of the Seller recording the resolution of the board of Directors of the Seller authorising the execution of this Agreement and the Disclosure Letter;

(ii)	the Disclosure Letter; and

(iii)	the BVI Opinion in the Agreed Form;

(b)	the Buyer shall deliver to the Seller:

(i)	copies of the board minutes of the Buyer recording the resolution of the board of Directors of the Buyer authorising the execution of this Agreement and the Disclosure Letter;

(ii)	the Luxembourg Opinion in the Agreed Form; and

(iii)	in accordance with the provisions of Clause 4.2 below, the Deposit.

4.2
The Buyer shall pay the Deposit to the Seller’s Solicitors’ client account on the date of this Agreement in accordance with Clause 14.1 and the Deposit shall to be held by the Seller’s Solicitors as stakeholder.

4.3	The Deposit and any accrued interest shall be returned to the Buyer on Completion and shall be paid to the Buyer in accordance with Clause 14.3 herein.

5	Purchase Price

5.1
No less than 2 Business Days including the day of service prior to Completion the Seller shall serve on the Buyer a provisional Completion Net Asset Statement.  Subject to the remainder of this Clause 5, the net asset value figure on such statement shall be the Base NAV.

5.2
Such statement as is referred to in Clause 5.1 above shall be prepared by the Seller on the basis of the worked example Completion Net Asset Statement attached hereto as at Appendix B in accordance with the accounting statements and policies referred to therein and the specific accounting policies referred to in Schedule 7, part 3.  To avoid doubt, it is confirmed that the figures set out in the worked example Completion Net Asset Statement are merely illustrative and neither party gives any warranty or is relying on such figures being true, accurate or complete.

5.3
The Buyer may raise reasonable queries or comments on such provisional Completion Net Asset Statement no later than 5.30pm on the Business Day prior to Completion and the Seller will consider such queries and where it considers it relevant (acting reasonably and in good faith) shall amend the provisional Completion Net Asset Statement (and consequently the Bank Settlement Amount stated in it) accordingly.

5.4
In the event of any disagreement between the Buyer and the Seller pursuant to Clause 5.3, save in the case of manifest error, the provisional Completion Net Asset Statement shall be in the form as initially supplied by the Seller with any agreed changes and consequential adjustment.

5.5	The consideration for the sale of the Shares (Purchase Price) shall be the Base NAV.

5.6
Immediately prior to Completion the Seller shall confirm to the Buyer the Bank Settlement Amount.  The Seller shall specify the amount of Senior Debt, Break Costs and Accrued Interest which comprises the Bank Settlement Amount and confirm that the Accrued Interest or Break Costs payable by the Seller Group has not been waived or written down by Credit Suisse.

5.7
Prior to Completion the Seller shall procure that the Base NAV is at least £1,000,000 and shall where necessary to do so procure that sufficient Senior Debt or capital advances are not payable by the Company.

5.8
If as a result of the Bank Settlement Amount the Base NAV is less than £1,000,000 or to the extent any of the Accrued Interest or Break Costs payable by the Seller Group has been waived or written down so as to achieve that figure then the Buyer shall not be obliged to complete and the Seller shall be deemed as not ready, willing and able to complete under Clause 8.8 herein and in this regard the Buyer shall be deemed to have served a notice to complete in accordance with Clause 8.6.

5.9	Adjustment to the Purchase Price

(a)	If the Completion NAV is:

(i)	greater than the Base NAV, the Purchase Price shall be adjusted and increased by (and the Buyer shall pay to the Seller to settle that adjustment) a sum equal to the Completion NAV less the Base NAV;

(ii)	less than the Base NAV, the Purchase Price shall be adjusted and reduced by (the Seller shall pay to the Buyer to settle that adjustment) a sum equal to the Base NAV less the Completion NAV.

(b)	Otherwise, no change shall be made under this Clause 5.9 to the Purchase Price.

6	Conduct Pending Completion

6.1
Pending Completion the Seller shall (unless and to the extent only that they first obtain the Buyer’s prior written consent) procure that the business of the Company is carried on in the same manner as prior to the date of this Agreement and procure that the Buyer and any person authorised by it is given reasonable access during normal business hours and upon reasonable notice:

(a)
to all the books and records, documents, information, data (including electronic and other data) and financial affairs, including the statutory books, minute books and contracts of the Company(including allowing the Buyer and any person authorised by it to discuss the affairs, finances and accounts of the Company with its officers); and

(b)	subject to the terms of and to the extent permitted by the relevant Tenancy Document, to the Property.

6.2	Pending Completion the Seller shall:

(a)
promptly notify the Buyer of any matter, circumstance, act or omission which is a breach of Clause 6.4 and shall keep the Buyer fully informed of all material matters as soon as reasonably practicable relating to the management of the Property pending Completion;

(b)	promptly notify the Buyer if the Seller becomes aware of any circumstances which it realises or ought fairly to realise constitutes a breach of any of the warranties;

(c)
in respect of matters relating to the Company, promptly notify the Buyer and keep the Buyer fully informed in respect of any notices and/or information received from Capita Asset Services (UK) Limited or Capita Asset Services (Ireland) Limited.

(d)	take such reasonable actions in respect of the management and day to day running of the Property as the Buyer shall reasonably require;

(e)	ensure the Company complies with the Landlords obligations in the Tenancy Documents;

(f)	ensure the Company complies with the Tenant’s obligations under the Headlease;

(g)	ensure the Company complies with the Landlord’s and Tenant’s obligations under the Underlease;

(h)
use reasonable endeavours to assist the Buyer in answering any queries raised by the Funder in respect of the Company or the Property including, but not limited to, information relating to the 2004 and 2009 rent reviews;

(i)
respond to what would constitute requisitions on title in respect of the Property arising out of normal Land Registry searches in form OS-I carried out by the Funder and/or by the Buyer before Completion; and

(j)
repurchase the 2 USD Shares which shall be effected by the Seller by a board resolution which details the repurchase of the 2 USD Shares, the cancellation of the share certificates relating to the 2 USD Shares and the updating of the register of members accordingly.  Such resolution shall be prepared in accordance with all relevant BVI Regulations.

6.3	Subject to Clause 6.1 no matter, circumstance, act or omission shall constitute a breach of Clause 6.4 to the extent that:

(a)	it is contemplated under or pursuant to, or is reasonably required in order to comply with or implement this Agreement or any of the Agreed Form documents; or

(b)
it is reasonably necessary in order to comply with: (i) any commitment or arrangement existing as at or before the date of this Agreement of which the Buyer is actually aware; or (ii) any Regulations in force from time to time;

(c)	it is or relates to any action or matter (whether past, present or prospective) contained in the Disclosure Letter;

(d)	it is undertaken by, on behalf of, at the request or direction or with the consent of, the Buyer; or

(e)
it is undertaken pursuant to or in compliance with, the pre-existing banking and financing arrangements of the Seller’s Group to be discharged pursuant to the arrangements contemplated by the Deeds of Release.

6.4	Pending Completion the Seller shall procure that (unless and to the extent only that they obtain the Buyer’s prior written consent) the Company shall not:

(a)	create, allot or issue (or agree to allot or issue) any shares or grant (or agree to grant) any option in respect of any shares or loan capital;

(b)	subject to 6.2(j), reduce its share capital or convert, sub-divide or consolidate any of its shares;

(c)	amend or alter its Memorandum or Articles of Association;

(d)	change its accounting reference date;

(e)
change its auditors or make any change to its accounting practices or policies, except where such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in law;

(f)	declare or pay any dividend or make any other distribution of its assets or profits to any shareholder or other person or repay loans to it made by any shareholder or any other person;

(g)
acquire or agree to acquire an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other corporate reconstruction;

(h)	acquire or dispose of any asset (including any sale, lease, disposal, surrender or sub-lease of the Property);

(i)	dispose of or agree to dispose of or grant any option in respect of any asset or assets;

(j)	assign or otherwise dispose of any of its book debts;

(k)	remove any asset from the Property or make any alteration or renovation or carry out any works in relation to the Property;

(l)	dispose of or agree to dispose of or grant any option in respect of its business or any part of its business;

(m)
repay (other than in the ordinary course of business) acquire, redeem or borrow any money or make payments out of or drawings on its bank accounts other than in accordance with its normal practice during the period of 12 months prior to the date of this Agreement;

(n)	incur any financial indebtedness that will not be discharged by the Bank Settlement Amount or increase the Senior Debt as at the date of this Agreement;

(o)
grant or issue or agree to grant or issue any mortgage, charge, debenture or security for money or redeem or agree to redeem any such mortgage, charge, debenture or security or give or agree to give any guarantee or indemnity;

(p)	propose any scheme or plan of arrangement, reconstruction, amalgamation or demerger;

(q)	enter into any contract, liability or commitment other than in the usual course of trading;

(r)	enter into any transaction with any person other than at arm’s length and for full value;

(s)	enter into, modify or agree to terminate any material contract or incur any capital expenditure on any individual item for an amount in excess of £10,000;

(t)	change its policies in respect of debtors and/or payment of creditors;

(u)	grant or agree to grant any lease or third party right in respect of the Property or assign or agree to assign or otherwise dispose of the same;

(v)	grant any consent or licence under any Tenancy Document or take any step in respect of any rent review under any Tenancy Document or drawdown on any rent deposit (if any);

(w)	make any loan;

(x)	enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms;

(y)	institute, settle or agree to settle any legal proceedings relating to its business;

(z)	make any change in the remuneration of or (without limitation) other terms of appointment of or vary the duties of or dismiss or terminate the appointment of any director of the Company;

(aa)	employ any persons;

(bb)	adopt or participate in any pension scheme;

(cc)
permit or suffer any of its insurances to lapse or do anything which would make any policy of insurance void or voidable or take out any additional or replacement policies of insurance (other than renewals of the policies on substantially the same terms as those in force at the date of this agreement);

(dd)	incur any liabilities between itself and the Seller or any Company in the Seller’s Group; or

(ee)	make any proposal for the winding up or liquidation of the Company.

6.5	VAT

(a)
The Seller shall procure that the Company settles all outstanding VAT liabilities of the Company as at 28 February 2011 prior to Completion.  The Seller shall pay to the Buyer on Completion a sum which represents the amount of VAT liability that will be due to be paid by virtue of the Company’s next quarterly VAT return for the period from 28 February to Completion (and such VAT shall be the net amount payable taking into account any recoverable deductible input tax available to the Company for the period from 28 February 2011 to Completion).

7	Insurance

7.1	Pending Completion the Seller shall:

(a)
do or procure that everything is done which is required to continue to maintain the policies of insurance in place as at the date of this Agreement (which are identified in the Disclosure Letter) including the prompt payment of any premium which falls due;

(b)	increase the amount or extent of the cover as reasonably requested by the Buyer, if the insurers agree and the Buyer pays the additional premium;

(c)	pay to the Buyer immediately following receipt any part of an additional premium which the Buyer paid and which is returned by the insurers; and

(d)	renew any policy of insurance which is due to expire and the Seller shall pay any premiums due on such renewal.

7.2
Pending Completion, if the Property is damaged or destroyed by a risk against which the Company is covered by insurance and is able to make a valid claim (taking into account the policy conditions, thresholds and limitations), the Seller will as soon as reasonably practicable notify the Buyer of the damage and destruction caused providing full details to the Buyer and;

(a)
(unless the Buyer agrees otherwise) will procure that the Company makes a claim under its insurance policy in respect of such damage or destruction and will keep the Buyer fully informed of progress in respect of the claim; and

(b)	will pay to the Buyer on Completion the amount of policy monies which the Seller has received, so far as not applied in repairing or reinstating the Property.

8	Completion

8.1	Completion will take place on the Completion Date at the offices of the Buyer's Solicitors or at any other place that the Seller and the Buyer agree in writing.

8.2	The parties agree that:

(a)
Completion may occur earlier than 15 March 2011 and such earlier Business Day as  shall be notified by the Buyer to the Seller by serving written notice on the Seller which may be served by email addressed to david.albericci@alanicontinental.com giving not less than 3 Business Days’ notice including the day of service; and

(b)	in the event that the Buyer serves a written notice pursuant to Clause 8.2(a), the Completion Date for the purposes of this Agreement shall be the date specified in the notice.

8.3	Beneficial ownership of, and any risk attaching to, the Shares passes on Completion.

8.4	At Completion, the parties shall comply with their respective obligations in Schedule 2. (Completion matters).

8.5	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this Agreement.

8.6	At any time on or after the Completion Date a party who is ready, able and willing to complete may give the other a notice to complete (Notice to Complete).

8.7
The parties shall effect Completion within ten Business Days of service of a valid Notice to Complete in accordance with Clause 8.6 and in respect of this Clause 8.7 only, time shall be of the essence.

8.8	If the Buyer fails to complete in accordance with a valid Notice to Complete, the Seller may terminate this Agreement other than the Surviving Provisions and if it does so:

(a)	the Seller may (in addition to and without affecting all other rights or remedies available to it) forfeit and keep the Deposit and accrued interest; and

(b)	the Buyer shall return all documents received from the Seller.

8.9	If the Seller fails to complete in accordance with a valid Notice to Complete, the Buyer may terminate this Agreement other than the Surviving Provisions and if it does so:

(a)	the Seller shall repay the Deposit to the Buyer with accrued interest within 5 Business Days of the date of termination;

(b)	the Buyer shall return all documents received from the Seller; and

(c)	the Buyer retains all other rights and remedies available to it.

9	Warranties

9.1
The Seller warrants to the Buyer in the terms of the Warranties and Clause 3.2 (Sale and purchase of the Shares).  The Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

9.2
The Seller warrants to the Buyer that the Warranties are true, accurate and not misleading on the date of this Agreement but are qualified to the extent of those matters fairly disclosed in the Disclosure Letter.  For this purpose, fairly disclosed means disclosed in such manner and detail as to enable the Buyer to make a reasonably informed assessment of the matter concerned and its likely significance for the Company.

9.3	The Buyer confirms to the Seller that the Buyer is not aware of any fact, event or circumstance that on or after Completion may entitle it to bring a claim under the Warranties.

9.4
Where a Warranty is qualified by the expression "so far as the Seller is aware" or "to the best of the knowledge, information and belief of the Seller" or any similar expression, the Seller shall be deemed to have only the actual knowledge, information and/or belief at the date on which that Warranty is given of David Cuby, David Albericci and Mike Simon (having made enquiry of their retained professional advisers who act on the administration and management of the Property and the Company).

9.5
Each Warranty is to be construed as a separate and independent warranty and, save as expressly provided otherwise in this Agreement, will not be limited by reference to or inference from any other Warranty or by any other provision of this Agreement.

10	Limitations on the Seller's liability

The provisions set out in Schedule 4 (Provisions for the protection of the Seller) shall have effect.

11	Rosadelle and Rent Review

11.1
Subject to Completion, the Seller covenants to pay the Buyer, as an adjustment to the Purchase Price (to the extent permitted by law), an amount equal to all liability of the Company to Rosadelle in respect of any Inter-Company Balances or other financial obligations to Rosadelle from the Company arising in respect of the period prior to the sale by the Seller of Rosadelle on the date upon which the Company is required to pay.

11.2
The Seller covenants to pay the Buyer, subject to Clause 11.5 and as an adjustment to the Purchase Price (to the extent permitted by law), an amount equal to the increase in the amount of rent payable by the Company under the Headlease above the rate of £200,000 per annum in respect of the period from and including 26 April 2009 to but excluding the date of Completion as a result of the agreement or determination of the outstanding rent review due on 26 April 2009 under the Headlease (the "Rent Review") provided that:

(a)
if the Buyer or any member of the Buyer's Group makes or permits to be made any application to implement or settle the Rent Review or initiate any correspondence in respect thereof the Seller shall not be obliged to make any payment pursuant to this Clause; and

(b)	in the event that the landlord under the Headlease seeks to implement or settle the Rent Review the Buyer shall procure that the Company shall:

(i)	act promptly with a view to achieving the best result obtainable;

(ii)	consult with and have regard to the views of the Seller but shall not be bound by such views;

(iii)	provide the Seller with copies of all material correspondence and papers relating to the process; and

(iv)	keep the Seller informed of the progress of the process

and the parties are each to bear their own costs of such rent review process;

(c)
the Seller shall not be liable to pay amounts to the Buyer under this clause 11.2 to the extent that  the increased rent payable by the Company under the Headlease comprises VAT which is deductible as input tax.

11.3
In the event that the Rent Review shall be implemented by the landlord under the Headlease, the Buyer shall procure that there shall be implemented without undue delay (subject to any Funder consents it may require) the review due as at 3 November 2010 (the "Deloitte Review") under the lease of that part of the Property known as Stonecutter Court dated 7 February 2003 made between (1) NPI (Stonecutter Square Limited) (2) George Ritchie and others (the "Deloitte Lease") and the provisions of Clause 11.2(b) shall apply with respect to the Deloitte Review.

11.4
The Buyer or any member of the Buyer's Group may implement the Deloitte Review at any time and the Buyer shall promptly notify the Seller of the outcome of the Deloitte Review following settlement or determination.

11.5
Where the rent payable under the Deloitte Lease is increased following settlement or determination of the Deloitte Review, the Seller shall be entitled to deduct the amount of such increased rent (but excluding any amount of such increased rent as represents VAT) due for the period from and including 3 November 2010 to but excluding Completion (the "Uplift Amount") from any payment due from the Seller pursuant to Clause 11.2 or, where the Seller has already paid to the Buyer any sum due under Clause 11.2, the Buyer shall refund to the Seller an amount equal to the lesser of the sum paid, and the Uplift Amount (if any).

11.6	The provisions of schedule 4 shall not apply to this clause 11.

12	Specific Remedy re disclosed tax issue and operation of Escrow Account

12.1
If, in relation to a Specified Claim which has been Finally Determined, any Actual Taxation Liability arises in relation to such Specified Claim (for the purpose of making this calculation it shall be assumed, if necessary, that a Fiscal Year ended on the Completion Date, so that any Actual Taxation Liability is calculated on that assumption) then in accordance with the provisions of Clause 12.2:

(a)
the Purchase Price payable by the Buyer to the Seller for the Shares shall be reduced (and on each occasion, if an Actual Taxation Liability is incurred more than once) by the amount of that Actual Taxation Liability; and

(b)
by way of effecting such reduction of the Purchase Price, the amount of such Actual Taxation Liability shall be released from the Escrow Account and paid by the Escrow Agent to the Buyer (under the terms of the Escrow Release Notice) or, at the written election of the Seller, paid directly to HMRC in satisfaction of such Actual Taxation Liability.

12.2	If the effect of a Specified Claim either:

(a)
has the effect only that the amount (as computed or estimated) as at Completion of the brought forward losses of the Company for any Fiscal Year (or all Fiscal Years) commencing before Completion in relation to its UK property business is in consequence reduced (but only to the extent permitted by law); or

(b)
would cause the Company to incur an Actual Taxation Liability for any one or more Fiscal Years commencing before Completion (or any part of the Fiscal Year during which Completion falls) but there are then available, in relation to other Fiscal Years (or the part of any Fiscal Year during which Completion falls) any Eligible Losses and such Eligible Losses can validly be offset against such Actual Taxation Liability (but only to the extent permitted by law);

with the consequence (in either case) that the Company is not required to make any actual cash payment of Taxation to HMRC, then there shall be no claim pursuant to the Tax Warranties in relation to such matter and no reduction of the Purchase Price and no payment from the Escrow Account shall (in either case) be made.

12.3
Subject to the operation of Clause 12.1 above and paragraph 7 of Schedule 4 (Double Warranty Claims), if before the Escrow Release Date the Buyer makes a Tax Warranty Claim under this Agreement which has not been Finally Determined by that date, each matter giving rise to such claim shall be an Escrow Claim.

12.4	The Escrow Agent shall pay the Escrow Amount to the Seller if on the Escrow Release Date there is no Specified Claim and no Escrow Claims.

12.5	The Escrow Amount shall not be released from the Escrow Account to the extent there is a Specified Claim which at the Escrow Release Date has not been Finally Determined.

12.6
To the extent as at the Escrow Release Date there is a Specified Claim but no Escrow Claims, the Escrow Agent shall pay to the Seller on the date on which the Specified Claim is Finally Determined or, if more than one, the date on which the last Specified Claim is Finally Determined, the balance of the Escrow Account less any Actual Tax Liability calculated in accordance with Clause 12.1.

12.7	Subject to Clause 12.5, where there are any Escrow Claims which have not been Finally Determined by the Escrow Release Date, the Escrow Agent shall retain in the Escrow Account the lesser of:

(a)	the amount standing to the credit of the Escrow Account; and

(b)	the aggregate Claim Estimate for all Escrow Claims.

For the purposes of this paragraph 12.7, Claim Estimate shall mean for each individual Escrow Claim:

(c)	a genuine pre-estimate of the quantum of such Escrow Claim, agreed in writing between the Buyer and the Seller; or, failing such agreement;

(d)
a reasonable pre-estimate of the quantum of such Escrow Claim, as determined by counsel (acting as expert and not arbiter and whose costs shall be borne equally between the Buyer and the Seller), appointed either by agreement between the Buyer and the Seller or, failing agreement, on application of either of the Buyer or the Seller to the President of the Law Society of England and Wales.

12.8
To the extent the amount standing to the credit of the Escrow Account is greater than the aggregate Claim Estimate for all Escrow Claims, the Escrow Agent shall pay such amount to the Seller and any amount retained in the Escrow Account in accordance with Clause 12.7 shall be applied (together with accrued interest and provided that bank charges shall be paid from funds in the Escrow Account) in or towards settlement of Escrow Claims upon a liability of the Seller being Finally Determined.

12.9
Within 14 days of each Escrow Claim being Finally Determined the Escrow Agent shall pay the following amounts from the Escrow Account (insofar as there is sufficient standing to the credit of the Escrow Account) and the Purchase Price shall be deemed reduced accordingly:

(a)
where the actual liability of the Seller in relation to such Escrow Claim is the same or greater than the Claim Estimate for such Escrow Claim, an amount to the Buyer (under the terms of the Escrow Release Notice) equal to the liability of the Seller in relation to such Escrow Claim; and

(b)
where the actual liability of the Seller in relation to such Escrow Claim is less than the Claim Estimate for such Escrow Claim, an amount to the Buyer (under the terms of the Escrow Release Notice) equal to the liability of the Seller in relation to such Escrow Claim and pay to the Seller the difference between the actual liability of the Seller in relation to such Escrow Claim and the Claim Estimate for such Escrow Claim;

and, to the extent available, the balance of the Escrow Account shall be retained to satisfy all outstanding Escrow Claims that have not been Finally Determined save that where all Escrow Claims have been Finally Determined, the Escrow Agent shall pay any balance standing to the credit of the Escrow Account to the Seller.

12.10
Any interest or profit accrued to the Escrow Account (subject to any deduction of tax at source and any bank or other charges properly charged to the Escrow Account) shall be added to the Escrow Account and shall form part of it.  The relevant proportion of interest shall follow the relevant proportion of capital in any payment from time to time from the Escrow Account whether in favour of the Buyer or the Seller as the case may be.

12.11
The payment of an amount to the Buyer in accordance with Clause 12.9 in or towards satisfaction of a Escrow Claim shall not prejudice the other rights and remedies of the Buyer under this Agreement for the purpose of recovering amounts due from the Sellers and not satisfied by payments made out of the Escrow Account.

12.12
If there is any conflict between the provisions of this Agreement and the provisions of the Escrow Letter, the parties agree that, as between themselves, the provisions of this Agreement shall prevail.

12.13
The Buyer and Seller shall use reasonable endeavours to procure that the Escrow Account and the funds in it are moved into the joint names of the Buyer's Solicitor and Gregsons Solicitors or (provided that such other firm has the usual professional indemnity insurance of at least £1m) such other English solicitors as the Seller shall specify acting reasonably on the same terms as the Escrow Letter in all material respects mutatis mutandis (substituting each reference in it to the Seller's Solicitors with a reference to whichever such firm becomes the joint Escrow Agent) within 2 months of the date hereof but having regard to any reasonable requirements of the Escrow Agent and/or the bank where such Escrow Account is held and as from that time references in this Agreement to the Escrow Account and the Escrow Agent shall be construed accordingly.

13	Post completion

13.1
Subject to Completion, the Seller shall, for so long as it remains the registered holder of any of the Shares after Completion hold those Shares with all rights and benefits attaching or accruing to them on or after the date of this Agreement as bare trustee for the Buyer absolutely.

13.2	The Seller irrevocably and unconditionally appoints the Buyer as its lawful attorney (and to the complete exclusion of any rights that it may have in that regard) for the purpose of:

(a)	exercising any voting and other rights and receiving any benefits and entitlements which attach to or arise in respect of any of the Shares;

(b)	receiving notices of and attending all meetings of any members of the Company; and

(c)	generally approving or executing documents and doing any acts or things in relation to any of the Shares as the attorney thinks fit,

in each case from Completion to the day on which the Buyer or its nominee is entered in the register of members as the holder of the Shares.  For this purpose, the Seller authorises and instructs the Company to send all communications and payments in respect of the Shares to the Buyer during such period

Provided always that

(i)	this power of attorney and all (if any) other agency shall lapse at the end of the 20th Business Day after (and excluding) Completion; and

(ii)
nothing in this power of attorney (or any other agency) shall entitle the attorney to do any act or thing or to enter into any obligation or commitment that creates or increases any liability or obligation (actual or contingent, present or future) of the Seller.

13.3
In the event that the Seller or any member of the Seller’s Group received any monies following Completion which are due to the Company or the tenants pursuant to the Tenancy Documents (which shall include but shall not be limited to any amounts received as a result of the cancellation of any insurance policy from Completion) the Seller shall procure that such monies are paid to the Company not more than 10 Business Days after receipt of such cash or cleared funds and if not then paid the sum is to bear interest at a rate of 3% over the base rate from time to time of Barclays Bank Plc from the date of receipt until payment.

14	Payments

14.1
Any amounts payable to the Seller pursuant to this Agreement must be paid by electronic funds transfer for same day value into the following account of the Seller's Solicitors (or any other account that may be notified to the Buyer in writing by the Seller for this purpose from time to time):

Account name:	Addleshaw Goddard LLP General Client Account
Bank	The Royal Bank of Scotland plc
Bank address:	St Ann Street Manchester M60 2SS
Sort code: Account number:	Sort Code : 16-00-02 Account Number 11122897

14.2
The Seller's Solicitors are irrevocably authorised by the Seller to receive any amount payable to the Seller and receipt of any amount in any account provided by Clause 14.1 will be a valid discharge for the Buyer for the amount.

14.3
Any amounts payable to the Buyer pursuant to this Agreement must be paid by electronic funds transfer for same day value into the following account of the Buyer's Solicitors (or any other account of the Buyer's Solicitors that may be notified to the Seller in writing by the Buyer for this purpose from time to time):

Account name:	Berwin Leighton Paisner LLP Client Account
Name of bank:	Barclays Bank plc
Bank address:	50 Pall Mall, London, SW1A 1QA
Sort code:	20 65 82
Account number:	50089753
14.4
The Buyer's Solicitors are irrevocably authorised by the Buyer to receive any amount payable to the Buyer and receipt of such amount in the account or the receipt of the Buyer's Solicitors for the amount will be a valid discharge for the Seller for the amount.

15	Cooperation with Buyer’s Auditors and SEC Filing Requirements

15.1
Following Completion the Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested from it by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year to date of the year in which the Completion occurs plus up to one prior calendar year.

15.2
The Buyer shall be responsible for all out-of-pocket costs associated with this audit and the Seller shall cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit.  In addition and following Completion, Seller agrees to provide to Buyer’s auditor, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Completion.

15.3	Without limiting clauses 15.1 and 15.2 above:

(a)
Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation in its possession and which it may lawfully provide as Buyer or its auditor may reasonably request in order to complete such audit, and

(b)
Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any Affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no material cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.

15.4	This Clause 15 shall survive Completion.

16	General

16.1	Notices

(a)
Unless this Agreement expressly states otherwise, any notice under this Agreement will be effective only if it is in writing and shall be served in accordance with clause 16.13.  Notices given by e-mail or in any other electronic form (other than by fax) will not be effective, even if actually received.

(b)
References to a notice under this Agreement include any notice, claim, demand or other document to be delivered to any party in connection with this Agreement or any dispute arising in connection with this Agreement.

(c)	Any notice under this Agreement must be in English.

(d)	Notice shall in addition to the provisions of clause 16.13 be served on the following:

Party	Address and fax number	Addressee/marked for the attention of
Seller	18 Upper Pembroke Street Dublin 2 Ireland FAX 00 353 1 676 7626	David Albericci
Buyer	Mr Kenneth MacRae Hines Luxembourg Office 203, route d’Arlon L-1150 Luxembourg 00352 2643 3737 copy to Jason Maxwell at Hines 2800 Post Oak Blvd Suite, 4800 Houston Texas 77056 001 713 966 2075

A party may change its notice details for the purpose of this Clause 16.1 by giving notice to all the other parties in accordance with this Clause 16.1.

(e)	In proving the giving of a notice, it will be conclusive evidence to prove:

(i)	if delivered by hand or overnight courier, that it was left at the relevant address;

(ii)	if sent by post, that it was properly addressed and posted; or

(iii)	if sent by fax, that a fax transmission report was obtained by the sender confirming the fax transmission to the relevant number,

(iv)	in each case in accordance with the relevant details set out above.

(f)	In the absence of evidence of earlier receipt, if a notice is:

(i)	delivered by hand or overnight courier:

(A)	between 9.00 am and 5.00 pm on a Business Day (such time period being referred to as within Business Hours), it will be deemed received when so delivered; or

(B)	outside Business Hours, it will be deemed received at 9.00 am on the next Business Day after the time of delivery;

(ii)	sent by post:

(A)	on a Business Day, it will be deemed received at 9.00 am on the second Business Day after the day on which it was posted; or

(B)	not on a Business Day, it will be deemed received at 9.00 am on the third Business Day after the day on which it was posted; or

(iii)	sent by fax:

(A)	during Business Hours, it will be deemed received when so delivered; or

(B)	outside Business Hours, it will be deemed received at 9.00 am on the next Business Day after the time that the fax was sent to the relevant number.

(g)	Any reference in this Clause 16.1 to a particular time is to that time in the location of the recipient of the relevant notice.

16.2	Assignment and third party rights

(a)
Unless this Agreement expressly states otherwise, no right or obligation arising under it or any other Transaction Document may be assigned, transferred or otherwise disposed of, in whole or in part, by any party without the prior written agreement of the other parties.

(b)
Notwithstanding Clause 16.2(a) above the Buyer may assign, transfer or otherwise dispose of, in whole or in part, without the prior written consent of the Seller any right or obligation arising under this Agreement or any Transaction Document to any financial institution providing finance to the Buyer in relation to the acquisition of the Company or the Company on or immediately following completion for the purposes of refinancing or redeeming the Debt or any part thereof.

(c)
Notwithstanding Clause 16.2(a), the benefit of this Agreement (and/or any other Transaction Document) may be assigned, in whole or in part, at any time and on more than one occasion by the Buyer to any member of the Buyer's Group.  However, the assignee will only be entitled to enforce the benefit assigned to it while it remains a member of the Buyer's Group.  Before the assignee ceases to be a member of the Buyer's Group, the Buyer shall procure that the assignee reassigns the benefit that has been assigned to it under this Clause to the Buyer (or another member of the Buyer's Group).

(d)
If there is an assignment or encumbrance by a party as permitted by this Clause 16.2, the amount of loss or damage recoverable by the assignee or encumbrancer will be calculated as if that person had been originally named as a party to this Agreement.

(e)	A party shall immediately give the other parties notice of any action taken by it in accordance with this Clause 16.

(f)	References in this Agreement to a party will, except where the context requires otherwise, include its successors in title and permitted assignees.

(g)	Save as provided in Clause 16.2(h) a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(h)
An assignee pursuant to Clause 16.2(b) and 16.2(c) are the only third parties for the purposes of the Contract (Rights of Third Parties) Act 1999 and may enforce the Seller's obligations as set out in this Agreement subject to the other provisions of this clause 16.2.

(i)
Notwithstanding Clause 16.2(h), if any person who is not a party to this Agreement is stated as having the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any Transaction Documents) without the consent of that person.

16.3	Announcements

Save as (but only to the extent) expressly required by law or by any relevant national or supra-national regulatory, governmental or quasi-governmental body or authority, all announcements by, of or on behalf of any of the parties relating to the subject matter of this Agreement or the transaction contemplated by this Agreement must be in terms to be agreed between the Seller and the Buyer in writing in advance.

16.4	Confidentiality

(a)
Each party shall, and shall use all reasonable endeavours to procure that its officers and employees shall, keep the existence and contents of this Agreement confidential and neither party shall make any announcements in relation to this Agreement or otherwise publicise its existence or its contents, or the existence of the negotiations between the parties in relation to it, unless permitted to do so by Clause 16.4(b) or 16.4(c).

(b)	A party may disclose information if and to the extent that:

(i)	the other party has given its written consent; or

(ii)	the information is contained in a press announcement in a form agreed by the parties and, for the purposes of identification, signed or initialled by them or on their behalf; or

(iii)
that party can show that the information was already, or has subsequently become, published or publicly available for use other than through a breach of this Agreement or of any confidentiality obligation owed by that party; or

(iv)	that party is required to disclose the information by law or any competent regulatory body or recognised investment exchange; or

(v)	the information is disclosed for a proper purpose in legal proceedings to which that party is a party; or

(vi)	the information is disclosed on a confidential basis to that party's professional advisers for the purpose of advising that party in connection with this Agreement;

(vii)	the information is disclosed on a confidential basis to that party's lenders or investors or potential lenders or investors or the advisers, managers or agents of the same or

(viii)
the information is disclosed on a confidential basis by the Buyer to a bona fide prospective assignee or to a purchaser of the Company or the Property to the extent necessary for the purpose of the proposed assignment or purchase (as the case may be);

(c)
The Buyer and any member of the Buyer's Group may disclose information if and to the extent that but only to the extent necessary it wishes to disclose itself as the owner of the Company and/or the Property following Completion.

(d)
Notwithstanding the foregoing to the contrary, Seller recognizes that Hines Global REIT, Inc., an affiliate of Buyer, is a public non-traded company, and it acknowledges and agrees that it may disclose in press releases, SEC and other filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the Property and the sale of the Shares as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations), “generally accepted accounting principles” or other accounting rules or procedures or in accordance with Hines Global REIT, Inc.’s prior custom, practice or procedure.  Hines Global REIT, Inc. will be required to publicly disclose the possible transactions contemplated hereby and file the Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by law.

16.5	Exercise of rights

In relation to the rights of each party under this Agreement and save as expressly provided:

(a)	rights may be exercised as often as necessary;

(b)	rights are cumulative and not exclusive of any right or remedy provided by law;

(c)	rights may be released or waived as regards any party without affecting the liability of any other party; and

(d)	rights may only be waived specifically in writing (and any delay in exercising, or non-exercise of, any right will not constitute a waiver of that right).

16.6	Entire Agreement

(a)
This Agreement (with the other Transaction Documents and the Replies to Enquiries) sets out the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares and other matters described in them.

(b)
Without prejudice to the generality of Clause 16.6(a), this Agreement (with the other Transaction Documents) supersedes as from the date of this Agreement all prior negotiations, representations, undertakings and agreements on any subject matter of this Agreement.

(c)
Each of the parties acknowledges that it is not relying on any statement, warranty, representation, collateral contract or other assurance given or made by any of the parties in relation to the subject matter of this Agreement, save for those expressly set out in this Agreement and the other Transaction Documents.  Each party waives all rights and remedies which, but for this Clause 16.6(c), might otherwise be available to it in respect of any such statement, warranty, representation, collateral contract or other assurance not set out in this Agreement or any other Transaction Document.  Nothing in this Clause 16.6(c) will exclude or limit any liability for fraud.

16.7	Alterations

Any alteration to this Agreement must be in writing, refer specifically to this Agreement and be duly executed by each party.

16.8	Severability

If any provision in this Agreement is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, such provision will to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remainder of this Agreement will not be affected, provided that the operation of this Clause 16.8 would not negate the commercial intent and purpose of the parties in entering into this Agreement.

16.9	Counterparts

This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into this Agreement, each of the executed counterparts, when duly exchanged and delivered, will be deemed to be an original, but, taken together, they will constitute one instrument.

16.10	Payment of costs

Except where this Agreement or another Transaction Document provides otherwise, each party shall pay his/its own costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement and each Transaction Document.

16.11	Continuing effect of this Agreement

All provisions of this Agreement and any other Transaction Document will, so far as they are capable of being performed or observed, continue in full force notwithstanding Completion, except for those matters then already performed and Completion will not constitute a waiver of any of the Buyer's rights in relation to this Agreement or any other Transaction Document.

16.12	Time

(a)	Except as otherwise expressly provided, time is of the essence of this Agreement.

(b)	Save where stated otherwise in Clause 16.1(g), all references to time in this Agreement are to London time.

16.13	Process Agents

(a)
The Seller hereby appoints Oliver Kehoe, 150 Upper Richmond Road West, London SW14 8DP as its process agent to receive on its behalf service of process in any proceedings in England.  Such service shall be deemed complete on the delivery to the process agent (whether or not it is forwarded to and received by the Seller).  If the process agent ceases to act, or becomes incapable of acting, or the process agent no longer has an address in England, the Seller agrees to appoint a substitute process agent who has an address in England and to deliver a copy of the new process agent's acceptance of that appointment to the Buyer within 30 days of that appointment.

(b)
The Buyer hereby appoints Hines UK Limited as its process agent to receive on its behalf service of process in any proceedings in England.  Such service shall be deemed complete on the delivery to the process agent (whether or not it is forwarded to and received by the Buyer).  If the process agent ceases to act, or becomes incapable of acting, or the process agent no longer has an address in England, the Buyer agrees to appoint a substitute process agent who has an address in England and to deliver a copy of the new process agent's acceptance of that appointment to the Seller within 30 days of that appointment.

17	Choice of law etc

17.1
This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

17.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Agreement.

17.3	Each party undertakes not to contest the enforcement against it of any judgment of the English courts on the ground that those courts did not have jurisdiction over it.

Executed by the parties or their duly authorised attorneys and delivered on the date of this Agreement.

Schedule 1

The Company

1 Name:	Sofina Properties Limited
2 Incorporation details:	Registered in the British Virgin Islands, number 644833 on 3 March 2005
3 Registered office:	Palm Grove House, Road Town, Tortola, British Virgin Islands
4 Shareholders:	The issued share capital is held as follows:
	Number and class of shares	Registered holder	Address
	9,998 Ordinary Shares of GBP 1 each	Seller	As on page 1
	2 Ordinary Shares issued on 15th June 2005 (to be repurchased and cancelled prior to completion)	Seller	As on page 1
5 Directors:	David Albericci (resigning at Completion) David Cuby (resigning at Completion) Mike Simon (resigning at Completion)
6 Secretary:	Finsbury Secretaries Limited (resigning at Completion)
7 Balance sheet date:	31 December

Schedule 2

Completion matters

1	Documents and other items to be delivered by the Seller

1.1	At Completion, the Seller shall deliver to the Buyer the following documents and other items:

(a)	duly executed Share transfer form for the Shares in favour of the Buyer;

(b)	share certificates for the Shares in the name of the Seller or an indemnity for any lost share certificate in the Agreed Form;

(c)
duly executed powers of attorney or other authorities in the Agreed Form under which any of the Transaction Documents (other than this Agreement) (including the share transfer forms referred to above) has been executed (if any);

(d)
copies of the statutory registers of the Company, duly updated as at Completion and which shall state (amongst other things) that the share capital is fully paid up in respect of the nominal value and any premium and certified by the registered agent of the Company; the register of members of the Company duly written up to immediately prior to Completion and a Certificate of Incumbency and Registered Agents certificate confirming (amongst other items) that the issued and outstanding share capital of the Company is 9,998 £1 shares;

(e)	certified copies of the board minutes of the Seller recording the resolution of the board of directors of the Seller authorising:

(i)	the sale of the Shares held by the Seller;

(ii)	the execution of the transfers for the Shares; and

(iii)	the execution of all relevant Transaction Documents;

(f)	certified copies of a Board resolution of the Company, repurchasing and cancelling the 2 USD Shares in accordance with clause 6.4(j)

(g)	as agent for the Company:

(i)	the statutory and minute books (duly written up to immediately prior to Completion) of the Company;

(ii)	the common seal (if any) of the Company;

(iii)	the certificate of incorporation of the Company; and

(iv)	copy of the memorandum and articles of association of the Company;

(h)	the Title Documents and the Tenancy Documents;

(i)	written consents from each proposed new director of the Company consenting to their proposed appointment;

(j)
written resignations in the Agreed Form from each secretary and director of the Company identified in Schedule 1 from their respective offices with the Company and containing a written acknowledgement from the directors and secretary stating that they have no claim against the Company for breach of contact, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that they are not a party to any outstanding agreement under which the Company has or could have an obligation to them;

(k)	Deeds of Release;

(l)	two form DS1’s in the Agreed Form in relation to the Property;

(m)	the Deed of Termination;

(n)
evidence of (i) the repayment of all outstanding VAT liabilities of the Company as at 28 February 2011 prior to Completion; and (ii) an amount of VAT due by the Company with respect to the period from 28 February 2011 to completion as calculated in accordance with clause 6.5;

(o)	a BVI opinion in substantially the same form as the BVI Opinion, but which relates to the Deed of Release in relation to the intra group debt;

(p)
a certified copy of the letter of direction in the Agreed Form effective as at and from Completion in relation to the change of the client of record which has been sent prior to Completion to Equity Trust (BVI) Limited as the registered agent but which will only come into effect once the Seller confirms that Completion has occurred (which confirmation the Seller undertakes on Completion to give);

(q)	the receipted acknowledgement in the Agreed Form from the Form of Notice and Acknowledgement;

(r)	certified copy of the power of attorney from Credit Suisse, London Branch to Capita Asset Services (Ireland) Limited;

(s)	certified copy of the power of attorney from Cornerstone Titan 2005-1 PLC to Capita Asset Services (Ireland) Limited;

(t)
evidence that each signatory executing the DS1s or deed of release on behalf of a non English entity has the power to do so, so far as that authority is not conferred by any other authority delivered under this schedule 2;

(u)
copies of all available transfer certificates evidencing the chain of transfers from Credit Suisse as original lender to the current lenders Cornerstone Titan 2005-1 plc and Citigroup Financial Products Inc.

(v)	confirmation from Equity Trust (BVI) Limited that all outstanding amounts owing to it from the Company or the Seller up to and including the day of Completion have been discharged;

(w)	the Seller shall execute the Escrow Letter.

2	Documents and other items to be made available by the Seller

At Completion, the Seller shall make the following documents and other items available for collection by the Buyer or its authorised representatives:

(a)	all insurance policies, cheque books and unused cheques, paying-in-books and credit or charge cards in the name of the Company;

(b)	all keys to the Property; and

(c)	all books and records including without limitation all accounting books and records.

3	Obligations of the Seller

3.1	At Completion, the Seller shall procure the passing of a resolution of the Company authorising:

(a)	the registration of the transfers of the Shares in accordance with the memorandum and the articles of association of the Company;

(b)	the following person is validly appointed as an additional director of the Company:

Edmund Donaldson

and the register of directors be updated to reflect the appointment of the new director.

(c)
on the appointments referred to in paragraph 3.1(b) being made, the persons identified in schedule 1 as resigning on Completion cease to be directors and employees of the Company and the register of directors and secretary be updated to reflect the resignation of the previous directors and secretary

(d)	the execution of all relevant Transaction Documents is approved; and

(e)	the register of members of the Company is updated to record the Buyer or its nominee as the registered holder of the Shares.

4	Obligations of the Buyer

4.1	At Completion, the Buyer shall:

(a)	execute and deliver the Escrow Letter;

(b)	pay the Purchase Price less the Retained Consideration and before any adjustment under Clause 5.9 in accordance with Clause 14.1 (Payments); and

(c)	pay the Retained Consideration into the Escrow Account.

4.2
At Completion the Buyer shall procure that the Company pay the Bank Settlement Amount to the account of Paul, Hastings, Janofsky & Walker (Europe) LLP on behalf of Capita Asset Services (Ireland) Limited specified in the Capita Deed of Release.

5	Joint obligations of the Buyer and the Seller

At Completion, the Buyer and the Seller shall join in procuring that all existing bank mandates in force for the Company (if any) be altered (in such manner as the Buyer requires at Completion) to reflect the resignations and appointments referred to in paragraph 3.1 and 1.1(i).

Schedule 3

Warranties

Part 1- Warranties (non Tax)

1	Accounts

1.1	The Accounts:

(a)	comply with the requirements of all applicable statutes and regulations in the British Virgin Islands;

(b)
comply with all applicable statements of standard accounting practice and financial reporting standards applicable to a company such as the Company incorporated in the British Virgin Islands  and have been prepared on a recognised and consistent basis and on the same basis and in accordance with the same accounting bases and policies as the corresponding accounts for the three preceding accounting periods;

(c)	give a true and fair view of:

(i)	the state of affairs of the Company as at the Accounts Date;

(ii)	the assets and liabilities of the Company as at the Accounts Date;

(iii)	the profit and loss of the Company for the financial year of the Company ended on the Accounts Date;

(d)	and have not been affected by any unusual, exceptional or non-recurring items not disclosed therein.

1.2
Accounting records of the Company:  The accounting records of the Company are complete and have been properly written up on a consistent basis and present and reflect all details of the business activities of the Company required by law to be entered in them, are in the possession of the Company or under its exclusive control.

1.3	Transactions since the Accounts Date:

Since the Accounts Date:

(a)
so far as the Seller is aware, the assets of the Company have not been depleted by any unlawful act on the part of any person and there has been no event, change or occurrence which individually or together with any other event, change or occurrence which has, or would, or could reasonably be expected to have, a material adverse effect on or cause a material adverse change to the financial position of the Company;

(b)	the Business has been carried on in the ordinary course;

(c)	there has been no resolution of or consent by the members or any class of members of the Company;

(d)	there has been no board minutes or written resolutions of the Company recorded;

(e)	the Company has not created, allotted, issued, acquired, repaid or redeemed share capital or made an agreement or arrangement or undertaken an obligation to do any of those things;

(f)	the Company has not declared, paid or made any dividend or other distribution; and

(g)
save for arrangements to be discharged in accordance with the terms of Deeds of Release, the Company has not borrowed or raised any money or acquired or disposed of, or agreed to acquire or dispose of any material asset.

1.4	Capital Commitments

No commitments on capital account were outstanding at the Accounts Date and since the Accounts Date, the Company has not made or agreed to make capital expenditure, incurred or agreed to incur capital commitments, or disposed or agreed to dispose of capital assets.

2	Finance, borrowings and liabilities

2.1	Debts due to the Company

(a)
Save for arrangements to be discharged in accordance with the terms of the Deeds of Release, neither the Seller nor any person associated with the Seller, the Seller’s Group, or any former member of the Seller’s Group owes any amount to the Company.

(b)
So far as the Seller is aware, there are no liabilities (including contingent, disputed, unquantified or unknown liabilities of the Company) except as disclosed in the Accounts or incurred, in the normal course of its business since the Account Date.

2.2	Creditors of the Company

(a)
Save for arrangements to be discharged in accordance with the terms of the Deeds of Release and any matter capable of being the subject of a claim under clause 12, the Company's only indebtedness or liability or obligation is set out in the Disclosure Letter.

(b)
Save for the arrangements to be discharged in accordance with the terms of the Deeds of Release there are no amounts outstanding as between the Company and the Seller, any present or former member of the Seller’s Group or any company associated with the Seller.

2.3	Details of bank accounts and balances

There are no bank accounts maintained or used by the Company.

2.4	Uncleared or outstanding obligations

Amounts represented by cheques, warrants, mandates or other payment instructions issued or given by the Company which at the date of this Agreement remain outstanding or unpaid or unperformed do not exceed in the aggregate £10,000.

2.5	Overdraft, loan and other finance facilities

(a)
Save for arrangements to be discharged in accordance with the terms of the Deeds of Release, all (if any) loan, overdraft or other loan finance in place in the Company as at the date of this Agreement is disclosed in the Disclosure Letter.

(b)	The Company is not a party to any agreement or arrangement for hire or rent, hire purchase, conditional sale or purchase by way of credit or instalment payment.

2.6	Bank facilities and borrowings of the Company

(a)	The total amount borrowed by the Company:

(i)	from bank(s) does not exceed any applicable facility or overdraft limits; or

(ii)
from whatsoever source does not exceed any limitation on borrowing contained in the articles of association of the Company or any debenture or loan instrument or other deed or document binding on the Company.

(b)	Save for any borrowings disclosed in relation to paragraph 2.5 and save for arrangements to be discharged in accordance with the terms of the Deeds of Release, the Company:

(i)	does not have any outstanding loan capital;

(ii)	has not incurred or agreed to incur any borrowings which it has not repaid or satisfied;

(iii)	has not lent or agreed to lend any money which has not been repaid to it;

(iv)	does not own the benefit of any debt, present or future; and

(v)	is not a party to, or has any obligation under:

(A)
any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(B)	any other arrangement the commercial effect of which is to raise money or provide finance or credit.

2.7	Liabilities of the Company for third parties

Save for arrangements to be discharged in accordance with the terms of the Deeds of Release the Company is neither a party to, nor has any subsisting liability (including any prospective or contingent liability) under, any Guarantee, the effect of which is to secure or support an obligation of a third party.

2.8	Intra-group indebtedness and guarantees

(a)	There is no outstanding indebtedness on any account whatsoever owing by the Company to the Seller.

(b)
Save for arrangements to be discharged in accordance with the terms of the Deeds of Release the Seller has not given any Guarantee or created any other like obligation or given comfort in support of the Company.

(c)
Save for arrangements to be discharged in accordance with the terms of the Deeds of Release the Company has not given any Guarantee or created any other like obligation or given comfort in support of the Seller or any person who is associated with the Seller.

2.9	Security given in favour of the Company

The Company does not have the benefit of any Security Interest or Guarantee.

2.10	No finder's fees or brokerage payable by the Company

No-one is entitled to receive from the Company any finder's fee, brokerage or commission or other benefit in connection with the sale of the Shares.

3	The Business and Contracts

3.1	The Company does not carry on and has never carried on any trade or business whatsoever other than that of acting as holder of the Property for investment purposes.

3.2
The Company is not a party to any material subsisting contracts, obligations or arrangements except those comprising the Finance Documents, Title Documents, Tenancy Documents or any documents otherwise disclosed in the Disclosure Letter.

3.3	The Company has no offer, bid, tender or proposal outstanding which, by the acceptance or other act of some other person, would give rise to any transaction, contract, obligation or arrangement.

3.4	The Company is not a party to any contract or agreement which may be affected by foreign currency exchange rates or interest rates.

3.5	The Company is not a party to any agreement (not including bank facilities) which:

(a)	cannot be terminated on six months’ notice without payment of compensation;

(b)	includes change of control provisions; or

(c)	is significant, unusual and/or long term.

3.6	Restrictions on the Company

No part of the Business is carried on under the agreement or consent of a third party nor is there any agreement or arrangement which restricts the fields in which the Company may carry on its Business.

3.7	No bribes or inducements paid

The Company has not paid to any person any sum in the nature of a bribe or inducement.

3.8	Outstanding powers of attorney or other authorities

Save for arrangements to be discharged in accordance with the terms of the Deeds of Release, there are no powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on behalf of the Company (other than on such authority of directors or of employees as either is ostensible or is implied to enter into routine contracts in the normal course of their duties).

4	Assets

4.1	Documents and records

Save for arrangements to be discharged in accordance with the terms of the Deeds of Release, the Company has exclusive ownership (free of any Security Interest) of and direct control of and access to:

(i)	all documents of title relating to its assets;

(ii)	all subsisting written agreements to which it is a party.

4.2	Asset Register

(a)
Other than the amounts representing its paid up share capital, its interests in the Title Documents, Tenancy Documents and its interest in the Property, the Company does not have and has never had any assets.

(b)
So far as the Seller is aware there has been no exercise or purported exercise of any Security Interest over any of the assets of the Company and there is no dispute directly or indirectly relating to any such assets.

4.3	Asset Transfer

The sale of the Shares will not constitute a transfer or other disposition of more than 50% of the total value of the assets of the Seller.

5	Directors and employees

5.1
The Company has not nor has it at any time had any employees (including any executive directors) and no offer is outstanding to any person the acceptance of which would result in such person becoming an employee, consultant or director of the Company.

5.2	The Company has not at any time paid any remuneration or declared and/or paid any bonuses to any director or other officer of the Company.

5.3	Schedule 1 shows the full names of each person who is a director of the Company and no other person is a director of the Company.

6	Pension arrangements

The Company is not nor has it at any time been a party to or participates or has participated in or contributes or has any liability or obligation to pay or contribute to any scheme, arrangement or agreement (whether legally enforceable or not), for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment of medical expenses) to any past or present directors, officers, employees or consultants of the Company or of any predecessor to all or part of its business or for any dependents of any such person.

7	Intellectual property

7.1
The Company does not own and has not at any time owned any Intellectual Property, nor is any Intellectual Property required for, or used or has at any time in the past been used in connection with, any business operated by the Company.

7.2	The Company does not operate any computer hardware or software.

8	Property matters and interests in land

8.1
The Property is the only immovable property owned, controlled, vested in, occupied, in the possession of or used by the Company or in respect of which it has any estate, interest, right or liability (whether contingent, secondary or otherwise) and the Company has not, at any time, owned any interest in any property other than the Property.

8.2
There are no further Tenancy Documents other than those set out in part 3 of Schedule 6 and there are no further Title Documents of which the Seller is aware other than those set out in part 4 of Schedule 6.

8.3
The Company is the sole legal and beneficial owner of the Property and the Company has not disposed of all or any part of its interest in the Property or entered into any commitment, whether conditional or not, to do so and the Property is not affected by an subsisting contract for sale or other disposition or interest in it.

8.4	The replies to enquiries provided by the Seller’s Solicitors in respect of the Property are true, complete and accurate in all material respects and not misleading.

8.5
So far as the Seller is aware, the Seller has provided true and complete copies of all deeds and documents and other written information relevant to the Company’s interest in or use of the Property of which the Seller is aware.

9	Litigation, disputes and investigations

9.1
Neither the Company nor any person for whose acts the Company may be vicariously liable is engaged in any capacity in any litigation, arbitration, mediation, prosecution or other legal proceedings or alternative dispute resolution or in any proceedings or hearings before any Authority; and so far as the Seller is aware no such matters are pending or threatened; and the Seller is not aware of any circumstances which are likely to give rise to any such matter.

9.2
There is no outstanding judgment, order, decree, arbitral or mediation award or decision of any court, tribunal, arbitrator or Authority against the Company received by it, or so far as the Seller is aware, against any person for whose acts the Company may be vicariously liable.

9.3	The Company is not a party to any subsisting undertaking given to any court or third party arising out of any proceedings of the kind described in paragraph 9.1 or paragraph 9.2.

9.4
The Company  has not received notification that any investigation or enquiry is being or has been conducted by any Authority in respect of its affairs and the Seller is not aware of any circumstances which are likely to give rise to any such investigation or enquiry.

9.5	Neither the Company, nor any member of the Group, is aware of any violations of or breaches of anti-corruption laws or regulations by any of its directors.

9.6	The Company does not have formal anti-corruption policies in place and there have been no breaches of such policies.

9.7	The Company is not a party to any contract or arrangement with public or governmental officials, either within the United Kingdom or otherwise.

9.8	The Company has not provided gifts, entertainment, training or travel services to public or governmental officials, either within the United Kingdom or otherwise.

10	Insurance

10.1	Insurances required by law and adequacy

The Company has effected all insurances required by law to be effected by it.

10.2	Details of insurance cover

(a)	The particulars of all insurance policies maintained by the Company for which it has an insured interest and currently in force (Policies) as referred to in the Disclosure Letter are accurate.

(b)	The Company has not knowingly done or omitted to do or allowed anyone to do or not to do anything which the Seller is aware is likely to render any of the Policies void or voidable or unenforceable.

(c)	In the last six years the Company has not had any proposals for insurance turned down nor any claims rejected by insurers.

10.3	Outstanding claims

No claim is outstanding either by the insurer or the insured under any of the Policies.

10.4	Entitlement of the Company to make claims

The Seller is not aware of any circumstances which entitle the Company to make a claim under any of the Policies or which are required under any of the Policies to be notified to the insurers.

10.5	Claims made

Details of any claims made by the Company in the last six years under any insurance policy, whether paid or outstanding, are set out in the Disclosure Letter.

11	Compliance and regulatory

11.1	Compliance with legal requirements

So far as the Seller is aware, compliance has been made in all respects with all legal and procedural requirements and other formalities under the laws of the British Virgin Islands in relation to the Company concerning:

(a)	the memorandum and articles of association or other constitutional documents (including all resolutions passed or purported to have been passed);

(b)	the filing of all documents required by the laws of the British Virgin Islands to be filed at any registry in that jurisdiction;

(c)	issues of shares, debentures or other securities;

(d)	payments of interest and dividends and the making of other distributions; and

(e)	directors (including any shadow directors) and other officers.

11.2	Authorities required to carry on the Business

The Company has obtained all public or regulatory Authorities required by law for or in connection with the carrying on of the Business in the places and in the manner in which the Business is now carried on; such Authorities are in full force, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects, and so far as the Seller is aware there are no circumstances which indicate that any of such Authorities will or may be revoked or not renewed or which may confer a right of revocation.

11.3	Registers, minute books and records

All registers, minute books and other records and reports required by the laws of the British Virgin Islands to be kept by the Company are in its possession and contain an up to date and accurate record of the matters which are required by the laws of the British Virgin Islands be dealt with in them and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

11.4	Compliance with Regulations

The Company is conducting and has at all times conducted its Business in all respects in accordance with all Regulations.

12	Constitutional and the Seller

12.1	Details concerning the Company

(a)
The Company was incorporated as an International Business Company under the International Business Companies Act (Cap 291) and was subsequently automatically re-registered as a business company on 1 January 2007 under the BVI Business Companies Act 2004, as amended, and remains properly registered and validly existing under the laws of the British Virgin Islands.

(b)	The Shares constitute the entire issued share capital of the Company, have been properly allotted and issued and are fully paid or credited as fully paid.

12.2	Interests of the Company in other entities

The Company has not and has not at any time had:

(a)	any interest in the share capital of, or other investment in, any body corporate;

(b)	any interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit or losses.

12.3	Memorandum and Articles of Association

A copy of the current memorandum and articles of association of the Company is attached to the Disclosure Letter.

12.4	Security Interests, options and other rights

Save for arrangements to be discharged in accordance with the terms of the Deeds of Release there is no Security Interest, option or right to acquire on, over or affecting any of the Shares (whether issued, authorised or otherwise), there is no agreement or commitment (conditional or otherwise) to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

12.5	No shares or loan capital of the Company under option

No share or loan capital of the Company is now under option or is agreed or resolved conditionally or unconditionally to be created or issued or put under option.

12.6	No restrictions over voting or transfer of the Shares

Save for arrangements to be discharged in accordance with the terms of the Deeds of Release, there are no agreements in place which govern either the right to vote in relation to the Shares or the right to transfer any of the Shares.

12.7	Insider contracts

Save for arrangements to be discharged in accordance with the terms of the Deeds of Release, there is not, and has not at any time during the last three years been, any agreement, arrangement, loan, quasi-loan or undertaking to which the Company is a party and in which (i) the Seller (ii) any person associated with the Seller or (iii) any person beneficially interested in the share capital of the Company at that time or any director of the Company or any person associated with any of them in any such case is or has been interested.

13	Insolvency

13.1
No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and so far as the Seller is aware no petition has been presented for the purpose of winding up the Company.

13.2	No administration order has been made in respect of the Company and so far as the Seller is aware no petition for such an order has been presented.

13.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or in respect of all or any material part of its assets.

13.4	The Company is not insolvent.

13.5	No distress, execution or other process has been levied or threatened in respect of any asset of the Company.

13.6
No composition in satisfaction of the debts of the Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

13.7	No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs of this paragraph 13 has occurred in relation to the Company outside England.

14	Schedule accuracy

The information in Schedule 1 and Schedule 6 is accurate in all material respects.

15	Prohibited Persons and Transactions

Seller warrants that neither Seller nor any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become a person or entity (i) described in Section 1 of Executive Order 13224 (issued September 24, 2001) (the “Executive Order”), (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time, or (iii) with whom U.S. persons or entities are restricted from doing business under regulations of OFAC or under any statute, executive order (including the Executive Order), or other governmental action (as to (i), (ii) and (iii), a “Blocked Person”).

Part 2- Taxation Warranties

In addition to the definitions in Clause 1, in this Schedule 3, Part 2 the following definitions apply:

CTA 2009 means Corporation Tax Act 2009

CTA 2010 means Corporation Tax Act 2010

SDLT means Stamp Duty Land Tax

Tax Authority means HMRC and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office in the United Kingdom, the British Virgin Islands or elsewhere in the world having jurisdiction or authority for any Tax purpose

VAT means value added tax or any similar or substituted turn over tax, in the UK or elsewhere.

References to the CAA, TCGA and VATA are to the Capital Allowances Act 2001, Taxation of Chargeable Gains Act 1992 and Value Added Tax 1994 as amended and references to FA are to the Finance Act of the year expressly stated.

1	Administration

1.1	All claims, registrations, returns, notifications and computations and any other information submitted to any Tax Authority by the Company:

(a)	have, where required, been duly submitted within the applicable time limits;

(b)	were accurate and complete in all material respects and were in compliance with all legal requirements; and

(c)
are not, nor, so far as they relate to events or periods or any part of any period occurring on or before Completion, are likely to become the subject matter of any enquiry, investigation, audit or review by or dispute with any Tax Authority.

1.2	All Taxation which has become due from the Company has been duly paid within the applicable time limit.

1.3	The Company has not entered into any special agreements or arrangements with a Tax Authority which are not based on a strict application of law.

1.4
The Company has not paid, is not liable to pay and is not, in respect of any event or period or any part of a period prior to Completion, likely to become liable to pay, a penalty or any interest in respect of Taxation, and the Company is not subject to any suspended Taxation related penalties.

1.5
The Company has not been obliged to deduct Taxation from any payment made or treated as made by it or in connection with the provision by it of any benefit and has duly accounted for all such amounts to the relevant Tax Authority.

1.6	The Company is and always has been resident for Taxation purposes in the jurisdiction of its incorporation and in no other jurisdiction.

1.7
The Company has sufficient records relating to past events to enable it to make correct and complete returns for Taxation purposes and to calculate its liability to Taxation or relief from Taxation which would arise on a disposal or realisation of its assets or a discharge of its liabilities.

1.8	The Company has not given any warranty, indemnity or covenant to any other person in relation to Taxation under which it is or so far as the Seller is aware might be required to make a payment.

1.9	The Company is incorporated as an international business company under the laws of the British Virgin Islands (BVI) and accordingly is exempt from BVI taxation.

1.10
The Accounts make proper provision or reserve, in accordance with generally accepted accounting practices, for all Taxation for which the Company is liable to be assessed or for which it may be accountable, as at the Accounts Date.

2	Capital allowances

The Company has not claimed any allowances under Part 2 CAA (Plant and Machinery Allowances).

3	VAT

3.1
The Company is duly registered for VAT under number 858 8084 72 and no direction has been or could be given, by HMRC under Schedule 9A VATA (Anti-avoidance provisions: Groups) as a result of which the Company would be treated for the purposes of VAT as a member of a group and the Company has not applied for treatment as a member of a group for the purposes of VAT.  A true copy of the VAT registration certificate of the Company is included in the Disclosure Letter.

3.2
The Company has complied in all respects with the statutory requirements, orders, provisions, directions and conditions relating to VAT; and maintains complete, correct and up to date records for the purposes of the relevant legislation.

3.3	The Company has not been required by any Tax Authority to give security for the purposes of VAT.

3.4	The Company:

(a)	has not within the past twelve months received a surcharge liability notice under section 59 VATA (The default surcharge);

(b)	may not be liable to a penalty under section 63 VATA (Penalty for misdeclaration or neglect resulting in VAT loss for one accounting period equalling or exceeding certain amounts); or

(c)	has not received a penalty liability notice under section 64 VATA (Repeated misdeclarations) or has made a return which contains a material inaccuracy within the meaning of that section.

3.5
The Company has exercised the option to tax under Schedule 10 VATA in respect of its interest in the Property with effect from 19 May 2005 as acknowledged by HMRC in its letter dated 1 July 2005, and such option has not been prevented from applying, nor are there any circumstances in which such option could be prevented from applying.  A true copy of the HMRC acknowledgement is included in the Disclosure Letter.

4	Stamp duty and SDRT

The Company is not, nor has at any time been, liable to pay any amounts in respect of stamp duty or stamp duty reserve tax.

5	Stamp Duty Land Tax

5.1
The Company has duly delivered to HMRC within the applicable time limits all returns required to be delivered by it to HMRC under Part 4 FA 2003 (and any regulations made thereunder) and all such returns have been properly completed.

5.2
The Company has not entered into a transaction in respect of which it has an outstanding obligation to deliver to HMRC a return under Part 4 FA 2003 (or any regulations made thereunder), whether or not the period for the delivery of such return has expired.

5.3	The Company has duly paid all SDLT for which it has been liable.

5.4	The Company is not liable for interest or penalties in respect of SDLT.

5.5
The Company has sufficient records to be able to respond in a satisfactory form to, and deal properly with, any enquiry by HMRC into a land transaction return under Schedule 10 FA 2003 (Returns, Enquiries, Assessments and Appeals).

5.6
The Company has not received from HMRC a notice of enquiry into a land transaction return and the enquiry period under paragraph 12 Schedule 10 FA 2003 (Notice of enquiry) for each land transaction return submitted by the Company has expired.

5.7	Within the last three years, the Company has not claimed relief from SDLT under paragraph 1 (Group relief) Schedule 7 FA 2003.

5.8	No circumstances exist which may cause the Company to become liable to make a payment of SDLT by virtue of the application of paragraphs 3(1)(a)(ii) and 3(1)(b) of Schedule 7 FA 2003.

5.9	The Company is not liable to make a payment of unpaid SDLT by virtue of paragraph 5 Schedule 7 FA 2003 (Recovery of group relief from another group company).

6	Construction Industry Scheme

The Company is not, and has not ever been, registered under the United Kingdom Construction Industry Scheme (as now enacted in Finance Act 2004 and Regulations thereunder) either as a Contractor or otherwise.

7	Non-Residents Landlord Scheme

7.1
The Company is duly registered under the United Kingdom’s non-resident landlord scheme and has been approved to receive rental income from the Property without deduction of income.  A true copy of the HMRC notification is included within the Disclosure Letter.

7.2	The Company has not elected to be treated as a letting agent for the purposes of Regulation 4 of the United Kingdom SI 1995/2902.

8	Miscellaneous

8.1	Since the Accounts Date:

(a)	the Company has not made or agreed to make any distributions save as provided for in the Accounts.

(b)	not disposed or agreed to dispose of any material assets has taken place which will have the effect of crystallising a Taxation liability

8.2
The Company has not at any time made or agreed to make any loan or advance which loan or advance remains outstanding or effected or agreed to effect any transaction within sections 455 or 460 to 463 CTA 2010 or section 375 CTA 2009 since the Accounts Date released or written off or agreed to release or write off the whole or any part of any such loan or advance;

Schedule 4

Provisions for the protection of the Seller

1	General

1.1	In this Schedule and Schedule 5, unless the context otherwise requires:

Claim means

(a)
all and any claims against the Seller under this Agreement, including any claim for breach of contract, misrepresentation or indemnification, or pursuant to any common law or statutory rights (insofar as is reasonable), covenant or undertaking in relation to any matter relating to this Agreement and includes Warranty Claims;

(b)	any adjustment or potential adjustment under Clause 12.

provided that references to Claims in paragraph 11.1 of this Schedule 4 do not include any claims under the Tax Warranties or any adjustment or potential adjustment under Clause 12 to which the provisions of Schedule 5 (Conduct of Claims) shall instead apply)

Expenses means reasonable and proper third party costs and expenses

Third Party Claim means any Claim which arises as a result of, or in connection with any claim by, or alleged liability to, a third party

Warranty Claims means all and any claims against the Seller under any of the Warranties, including any claim for breach of contract, misrepresentation or indemnification resulting from any breach of the Warranties

2	Time limits

2.1	The Seller shall not be liable for any Warranty Claim unless written notice of the Warranty Claim has been given to it by or on behalf of the Buyer:

(a)	in respect of any Tax Warranty Claim on or before the date which is four years after the date of Completion; and

(b)	in respect of any other Warranty Claim on or before 31 March 2013.

2.2
The written notice of the Warranty Claim shall give details (so far as such details are known to the Buyer) of the nature of the Warranty Claim, the circumstances giving rise to it and the Buyer's bona fide estimate of any alleged loss.

2.3
Subject to paragraph 2.4, a Warranty Claim notified in accordance with paragraphs 2.1 and 2.2, and not satisfied, settled or withdrawn is unenforceable against the Seller on the expiry of the period of six months starting on the day of notification of the Warranty Claim unless legal proceedings in respect of such Warranty Claim shall have been both issued and validly served on the Seller within that period.

2.4
A Warranty Claim or a Tax Warranty Claim where the loss or liability suffered or incurred by the Buyer is contingent, future or unascertainable shall be unenforceable against the Seller on the expiry of the period of 12 months starting on the day of notification of the Warranty Claim or Tax Warranty Claim unless legal proceedings in respect of such Warranty Claim or Tax Warranty Claim shall have been both issued and validly served on the Seller within that period.

3	Monetary thresholds

3.1	Subject to paragraph 3.4,

(a)
the maximum aggregate liability of the Seller in respect of claims for breach of Clause 3.2 of this Agreement or breach of Warranties, 3.1, 3.2, 4.2, 12.1(b) and 5 of Schedule 3 shall not exceed £91,000,000;

(b)	subject to paragraph 3.1(a) above the maximum aggregate liability for all other claims under the Warranties shall not exceed £10,000,000;

(c)	the Seller will not be liable for any individual Claim unless the amount of such liability, following application of the other provisions of this Schedule, exceeds £15,000 (an Excluded Claim).

3.2	For the purposes of paragraph 3.1(c), Claims of any value arising from the same subject or consequent on or attributable to one source or original cause will be aggregated.

3.3
Subject to paragraph 3.1(b) and to paragraph 3.4, the Seller will not be liable for any Claim unless the aggregate liability for all Claims, following application of the other provisions of this schedule, exceeds £50,000 in which case the Seller will, subject to the other provisions of this schedule, be liable for the whole of such amounts.

3.4	To avoid doubt, the limits in this paragraph 3 shall not apply to Clause 12.

4	Rights to information

4.1	If the Buyer gives any notice under this Schedule 4 or under Clause 12, the Buyer shall, and shall ensure that the Company shall:

(a)
allow the Seller and Seller's duly authorised representatives and professional advisers reasonable access for the purposes of the relevant Claim or Third Party Claim to the premises and personnel of the Buyer and Company, and to any relevant records and information of the Buyer or the Company, (other than records or other information which would be subject to legal privilege), and permit the Seller and those representatives and advisers to make copies (at their own cost) of those records and information; and

(b)
if so requested by the Seller, use all reasonable endeavours to procure at the cost of the Seller that the accountants of the Company at the relevant time(s) grant to the firm of accountants appointed by the Seller access to their working papers for any relevant financial year in connection with the relevant Claim or Third Party Claim.

4.2
Access under paragraph 4.1 may be required only at reasonable times during normal business hours and on reasonable notice and will be subject to the Seller giving such undertakings as to confidentiality as the Buyer may reasonably require and, in the case of access to the working papers, to the Seller and the Seller's appointed accountants signing such letters holding the auditors harmless as the auditors may reasonably require.

5	Disclosed matters

The Seller will not be liable for any Warranty Claim and accordingly no Claim may be brought if it is a Warranty Claim which arises wholly or substantially out of or any fact, matter or circumstance fairly disclosed in the Disclosure Letter.

6	Buyer's knowledge

6.1
The Seller will not be liable for any Warranty Claim where and to the extent that the Warranty Claim is within the actual knowledge of the Buyer, having made due enquiry of its professional advisers, its employees or its professional advisers at the date of this Agreement.

6.2
The Buyer undertakes to the Seller that it has no knowledge of any fact, matter or circumstance which constitutes a breach of Warranty and  to the extent that such breach of Warranty and/or Claim is within its actual knowledge it waives and releases that Claim.

7	Double Warranty Claims

7.1
If the same fact, matter, event, circumstance, loss or liability gives rise to more than one Warranty Claim (or is otherwise compensated for by the terms of Clause 12), the Buyer shall not be entitled to recover more than once in respect of such fact, matter, event, circumstance, loss or liability.

7.2
The sole remedy in respect of any Specified Claim (or which would have been capable of giving rise to a Specified Claim but for the operation of this Schedule 4) shall be a claim under clause 12 and the maximum aggregate liability of the Seller in respect of the Specified Claim shall be limited to the Escrow Amount and in the event of a combination of any Escrow Claim and any Specified Claim the maximum aggregate liability of the Seller for all such claims in relation to which the Buyer has recourse to the Escrow Account (in accordance with Clause 12) shall be limited to the Escrow Amount.

8	Changes on and/or after Completion

8.1	The Seller will not be liable for any Claim and accordingly no Claim may be brought if:

(a)
the Buyer or the Company or any member of the Buyer's Group can claim under the terms of any insurance policy but only to the extent that the Buyer successfully recovers any loss or damage under the terms of any insurance policy for the time being in force or which could have been so recovered under the policies of insurance of the Company in force at the date of this Agreement had they been maintained in force for the benefit of the Company and/or the Buyer in each case in respect of the matter giving rise to the Claim;

(b)	the Buyer or the Company or any member of the Buyer's Group can claim under the terms of any insurance policy and the Buyer chooses not to pursue or cause any member of its Group to pursue such claim;

(c)	the facts, matters or circumstances have been clearly noted and quantified in the Accounts attached to the Disclosure Letter or the Completion Net Asset Statement;

(d)	the Claim arises wholly out of:

(i)	any fact, matter or circumstance provided for, or contemplated by, this Agreement or any other Transaction Document;

(ii)	any voluntary act, transaction or arrangement of the Buyer or any member of the Buyer's Group or any of their respective officers, employees, agents or successors in title after Completion which:

(A)	is outside the ordinary course of the relevant company's business and which is not pursuant to a legally binding obligation entered into on or before Completion; and

(B)	the Buyer any member of the Buyer's Group or any of their respective officers, employees, agents or successors in title knew would give rise to a Claim;

(iii)	any breach by the Buyer of any of its obligations under this Agreement or any other Transaction Document after the date of Completion;

(iv)	any:

(A)	passing of or change in any statutory or other binding or advisory legislative or regulatory provision after the Completion Date;

(B)	publication or withdrawal of any decision of the Courts or any other relevant Authority after the Completion Date; or

(C)
withdrawal after the date of the Completion Date `of any extra statutory or other concession previously made by or any change in practice of the Inland Revenue or other taxation or Authority or any increase in the rates of Tax in force at the date of this Agreement;

(v)	any change after the Completion Date of this Agreement in the principles, policies or methods used in the preparation of the annual accounts of the Company;

(vi)	any change on or after Completion to the balance sheet date of the Company;

(e)
the loss or liability suffered or incurred by the Buyer to which the Claim relates is contingent, future or unascertainable and no Claim may be brought for such loss or liability until the Buyer actually suffers the loss or incurs the liability in question; or

(f)	the loss or liability to which the Claim relates has been or is made good or otherwise compensated for at no expense to the Buyer or any member of the Buyer's Group.

8.2
A breach of Warranty which is capable of remedy will not entitle the Buyer to compensation unless and to the extent that such breach has not been remedied by the Seller within 45 Business Days after the date of service of the notice of the Claim under this Schedule.

8.3
The Buyer will not be entitled to claim for any punitive, indirect or consequential loss or for any loss calculated by reference to profits (whether direct or indirect), income, production or accruals or loss of such profits, income, production or accruals or loss of business opportunities or anticipated savings in respect of any Claim.

9	Netting off corresponding benefits

In assessing any damages or other amounts recoverable for any Claim, there will be taken into account any corresponding savings by the Buyer, the Company or any member of the Buyer's Group.

10	Waiver of right of set off

Save to the extent of any deduction or withholding required by law or for the operation of the Escrow Account in accordance with the agreed written terms, the Buyer waives and relinquishes any right of set off or counterclaim, deduction or retention which the Buyer might otherwise have had in respect of any Claim against or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement.

11	Subsequent recovery from third party

11.1
The Buyer shall reimburse the Seller forthwith an amount equal to any sum paid by the Seller in respect of any Claim which is subsequently recovered by or paid to the Buyer or any other member of the Buyer's Group by any third party in respect of the matter giving rise to the Claim (less any Expenses incurred in making such recovery).

11.2
Any amount paid by the Buyer pursuant to paragraph 11.1 will be taken into account, with retrospective effect, in ascertaining whether the amounts in paragraph 3 are exceeded.  Any amount previously paid by the Seller in respect of any Claim which would not otherwise have been payable as a consequence of this paragraph 11.2 shall be repaid immediately.

12	Claims against third party

12.1
Where the Buyer or the Company or any member of the Buyer's Group may be entitled (whether by reason of insurance, payment, discount, credit, relief or otherwise) to recover from a third party any sum for any damage or liability which is or could be the subject of a Claim (a Third Party Recovery), the Buyer:

(a)
shall notify the Seller of the Third Party Recovery within 10 Business Days of the Buyer or any member of the Buyer's Group becoming aware that it may be entitled to make the Third Party Recovery, and in any event prior to taking any material step to enforce, compromise, settle or waive any right in relation to that Third Party Recovery;

(b)
shall provide the Seller with such information as it has in its possession as the Seller may reasonably require relating to the Third Party Recovery and shall keep the Seller informed of any material development in the conduct of the Third Party Recovery;

(c)
shall not (and shall procure that the Company and each member of the Buyer's Group do not) compromise, settle or waive any right in relation to that Third Party Recovery without the written consent of the Seller such consent not to be unreasonably withheld or delayed; and

(d)
shall first take steps or procure that the relevant member of the Buyer's Group first takes steps (including the commencement and prosecution of proceedings) to enforce such Third Party Recovery as the Seller may reasonably require before taking any steps (other than the notification of the Claim under this Schedule) to pursue the Claim against the Seller.

12.2
Whether before or after Seller discharges any Claim, the Buyer shall, if so required by Seller and subject to the Seller paying the Buyer's Expenses take, and procure that the Company and each member of the Buyer's Group take, all steps (whether by way of claim against its insurers or otherwise) in relation to such Claim as the Seller may reasonably require to enforce such Third Party Recovery, keep the Seller informed to the Seller's reasonable satisfaction of the progress of any action taken and pay over to the Seller all amounts recovered up to the amount of the relevant Claim previously discharged by it/them.

12.3
Any Claim will be limited (in addition to the other limitations on the Seller's liability referred to in this Schedule) to the amount by which the loss or damage suffered by the Buyer as a result of such breach exceeds the amount (if any) so recovered by way of the Third Party Recovery.

Assignment of Third Party Recovery

12.4
Where Seller has discharged any Claim and the Buyer or the Company or any member of the Buyer’s Group may be entitled to make a Third Party Recovery in respect of the loss or liability in respect of which the Claim was made and discharged, the Buyer shall, if requested in writing by the Seller (and subject to the Seller paying the Buyer’s Expenses) assign or procure the assignment to the Seller of any right of the Buyer or any member of the Buyer’s Group or the Company to make the Third Party Recovery.

13	Claims by third party

If grounds for any Third Party Claim arise other than a Third Party Claim to which the provisions of Schedule 5 apply, the Buyer:

(a)
shall notify the Seller of the Third Party Claim without delay within 10 Business Days of the Buyer or the Company becoming aware of the Third Party Claim, and in any event prior to taking any material step to defend the Third Party Claim or to compromise, settle or waive any right in relation to the Third Party Claim);

(b)
shall provide the Seller with such information as it has in its possession as the Seller may reasonably require relating to the Third Party Claim and shall keep the Seller informed of any material development in the conduct of the Third Party Claim;

(c)
shall not (and shall procure that the Company and each member of the Buyer's Group do not) compromise, settle or waive any right or admit any liability in relation to that Third Party Claim without the written consent of the Seller such consent not to be unreasonably withheld or delayed; and

(d)
shall, if requested in writing by the Seller (and subject to the Seller paying the Buyer's Expenses), promptly take, and procure that the Seller and each member of the Buyer's Group take, such action as the Seller may reasonably request to avoid, dispute, resist, appeal, defend or compromise the Third Party Claim.

14	Duty to mitigate

Nothing in this Agreement will be deemed to relieve the Buyer from its common law duty to mitigate its loss.

15	Reliefs

No Claim will extend to any part of any loss or damage suffered by the Buyer or the Company to the extent that such part is used or is capable of being used by the Buyer or the Company  or any present subsidiary of any of them to offset in whole or in part any past, present or future liability to Tax.

16	No reliance on statements

The Buyer shall not make any claim against the Seller in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the sale of the Shares except where it is expressly contained in this Agreement.  The Buyer confirms that it has not relied upon or been induced to enter into this Agreement by any warranty, representation, indemnity, covenant or undertaking given by any person which is not expressly contained in this Agreement.

17	Remedies and Rescission

17.1	Following Completion of this Agreement the sole remedy for any breach of this Agreement will be an action for damages.

17.2	Following Completion the Buyer will not be entitled to rescind or terminate this Agreement in any circumstances whatsoever.

17.3	The provisions of this Schedule will remain in full force and be fully applicable to all circumstances and, in particular, will not be discharged by any breach of this Agreement.

17.4	Notwithstanding any other provision, nothing in this Schedule limits the rights of the Buyer in respect of fraud, fraudulent misrepresentation or under the Unfair Contract Terms Act 1977.

18	Restriction on specific Claims

The Seller will not be liable for any Claim if and to the extent that the Claim arises in relation to the ownership, occupation or use, of the Property or its condition or repair unless the Claim is brought under paragraph 8 of Schedule 3 and each of the other Warranties will be deemed not to be given in relation to the Property or its ownership, occupation, use, condition or repair.

19	Application to third parties

Any third party who is entitled under the terms of this Agreement to claim against the Seller  will be subject to the provisions of this Schedule as if it were the Buyer.

20	Reduction in Consideration

Any payment made by the Seller in respect of any Claim will take effect to the extent possible as a reduction in the Purchase Price.

21	Inspection of the Property

The Buyer acknowledges that it has inspected the Property and accepts that the Seller has deduced good title to the Property before the date of this Agreement and purchases the Shares with full knowledge of the actual state and condition of the Property and that in entering into this Agreement it places no reliance on any representation or warranty relating to the Property other than those set out in paragraph 8 of Schedule 3 on or prior to the date of this Agreement.

Schedule 5

Conduct of Claims

1	Notice and conduct

1.1
The following provisions of this paragraph 1 shall apply only if the Buyer or the Company (or any of their officers) becomes aware (after Completion) of any matter which could give rise to a Tax Warranties Claim (excluding an Escrow Claim and for the avoidance of doubt excluding a Specified Claim).

1.2
The Buyer shall or shall procure that the Company shall as soon as reasonably practicable give written notice of any Tax Warranties Claim to which this paragraph applies to the Seller (with a copy to the Seller's Solicitors) and, in any event, where a statutory or other time limit is applicable for responding to or appealing against any relevant assessment, notice, demand or other document issued or action taken, at least 14 days prior to the expiry of such time limit (to the extent it is possible to do so). Such written notice shall include an estimate of the liability of the Seller in respect of the Tax Warranties Claim, the basis of calculation of that estimate and such material details as are then available to the Buyer or the Company.

1.3
The Buyer shall, and shall procure that the Company shall, take such action to appeal, compromise, mitigate, reduce, avoid, dispute, resist or compromise the Tax Warranties Claim and make available such documents, information and assistance in connection with the Tax Warranties Claim as the Seller may by written notice reasonably request provided the Seller shall first indemnify the Buyer and the Company (to the Buyer's reasonable satisfaction) against all reasonable costs and expenses which the Buyer or the Company properly incurs as a result of taking such action or providing such documents, information and assistance.

1.4
If the Seller does not request the Buyer to take action pursuant to paragraph 1.3 or fails to indemnify the Buyer and the Company as provided in that paragraph within 21 days of the notice given to the Seller under paragraph 1.2, the Buyer or the Company shall be free to pay or settle the Tax Warranties Claim on such terms as they may in their absolute discretion think fit.

1.5
The Seller may (on such conditions as may reasonably be imposed by the Buyer, acting reasonably) elect to have any action referred to in paragraph 1.3 conducted by professional advisers acting in the name of the Company but reporting to the Seller.

1.6	The Seller hereby undertakes to the Buyer:

(a)	to keep the Buyer informed of all material matters relating to the action and deliver to the Buyer copies of all material correspondence relating to the action;

(b)	to obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to the content and sending of material written communications relating to the action to HMRC; and

(c)	to obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to:

(i)	the settlement or compromise of the Tax Warranties Claim which is the subject of the action; and

(ii)	the agreement of any matter in the conduct of the action which is likely to affect the amount of the Tax Warranties Claim (for which purpose HMRC itself is not an 'appellate body').

2	Conduct of an Escrow Claim and/or the Specified Claim

2.1	The following provisions of this paragraph 2 shall apply only to any Escrow Claim and/or a Specified Claim (a "Protected Claim").

2.2
If the Buyer or the Company (or any of their officers) becomes aware of a Protected Claim after Completion, the Buyer shall or shall procure that the Company shall as soon as reasonably practicable give written notice of that Protected Claim to the Seller (with a copy to the Seller's Solicitors) and, in any event, where a statutory or other time limit is applicable for responding to or appealing against any relevant assessment, notice, demand or other document issued or action taken, at least 14 days prior to the expiry of such time limit (to the extent it is possible to do so).  Such written notice shall include an estimate of the Actual Taxation Liability under Clause 12 (or liability of the Seller in respect of the Escrow Claim) in respect of such, the basis of calculation of that estimate and such material details as are then available to the Buyer or the Company.

2.3
The Buyer shall, and shall procure that the Company shall, take such action to appeal, compromise, mitigate, reduce, avoid, dispute, resist or compromise the Protected Claim and make available such documents, information and assistance in connection with the Protected Claim as the Seller may by written notice reasonably request provided the Seller shall first indemnify the Buyer and the Company (to the Buyer's reasonable satisfaction) against all reasonable costs and expenses which the Buyer or the Company properly incurs as a result of taking such action or providing such documents, information and assistance.

2.4
The Seller may (on such conditions as may reasonably be imposed by the Buyer, acting reasonably) elect to have any action referred to in paragraph 2.3 conducted by professional advisers acting in the name of the Company but reporting to the Seller.

2.5	The Seller hereby undertakes to the Buyer:

(a)	to keep the Buyer informed of all matters relating to the action and deliver to the Buyer copies of all correspondence relating to the action;

(b)	in the event that any proposed settlement of the Protected Claim involves the reduction or use of the Eligible Losses:

(i)
to make available to the Buyer and the Company a reasonable time in advance of the proposed date for submission, drafts of any written communications or other documents relating to the action to be sent to HMRC together with the proposed date for submission and to reflect in the final form of such communications or documents the reasonable comments of the Buyer and the Company received by the Seller no less than 3 business days prior to the date for submission notified to the Buyer;

(ii)	to obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to the settlement or compromise of the Protected Claim which is the subject of the action;

(iii)	to use all reasonable endeavours to ensure all material communications with HMRC are conducted in writing; and

(iv)	not to initiate any material communications with HMRC other than in writing.

2.6
The Seller shall not be required to appeal against any decision reached by HMRC in respect of a Protected Claim and where the Seller reaches a settlement or compromise with HMRC in respect of such Protected Claim, that shall be an “HMRC Decision”.

2.7
In the event the Buyer or Company take any steps to appeal against an HMRC Decision and the Seller has informed the Buyer in writing that it does not intend to appeal such HMRC Decision, the relevant HMRC Decision shall be treated for the purpose of Clause 12 as agreed, determined, settled or resolved and the Seller shall not be liable for any costs or expenses incurred in relation to such Protected Claim (including costs of appeal, additional interest and penalties) that would not have arisen but for any steps or other actions taken by the Buyer or Company to appeal against such HMRC Decision.

2.8	The Seller shall not take any action which prevents or materially impedes the Buyer’s or the Company’s ability to appeal an HMRC Decision.

2.9
The Buyer shall provide and shall procure that the Company will provide all such documents and information (including, without limitations, access to books, accounts and records as well as copies of any written communications from HMRC) as the Seller may reasonably require in connection with its rights pursuant to paragraphs 1 and 2.

2.10
The Buyer shall, and shall procure that the Company shall, not take any action which prevents or materially impedes the Seller's ability to conduct any Protected Claim in a reasonable and timely manner within the provisions of this paragraph 2.

3	Provisions relating to paragraph 1 and paragraph 2

3.1	Neither the Buyer nor the Company shall be obliged to take any action under paragraph 1:

(a)	which involves an appeal that cannot be made without an amount of Tax being paid to the relevant tax authority unless the Seller first pays such amount to the Buyer; or

(b)
which involves an appeal beyond the first relevant appellate body (for which purpose HMRC itself is not an 'appellate body') unless tax counsel of at least 10 years’ call advises in writing that the chances of such appeal in respect of the matter in question stands a reasonable prospect of success; or

(c)	which is likely in the reasonable opinion of the Buyer to have a materially adverse effect on the Tax affairs of the Buyer or the Company.

3.2
If at any time the Seller has not exercised the election referred to in paragraph 1.5 or 2.4 but requests that the Buyer take, or procure that the Company take, any action referred to in paragraph 1.3 or 2.3, the provisions of paragraphs 1.6, 2.5(b)(i), 2.5(b)(ii) or 3.3 shall apply as if references to "Seller" are references to "Buyer" and reference to "Buyer" are references to "Seller".

3.3	The Buyer and the Company shall be free without reference to the Seller to deal with any Tax Warranties Claim or Protected Claim in their absolute discretion if:

(a)	the Seller confirms in writing that it accepts the claim; or

(b)	the time limit for the next or final appeal or judicial review in respect of the claim has expired; or

(c)	the claim involves written allegations made by HMRC of any fraud or wilful default on the part of any member of the Seller’s Group at any time; or

(d)	the Seller fails to fulfil any of its obligations under paragraph 1 or paragraph 2 (as applicable).

3.4
In the event the Buyer or Company fails to fulfil any of its obligations under paragraph 1 or paragraph 2 (as applicable) the Company shall or the Buyer shall procure that the Company irrevocably appoints the Seller as its duly authorised agent to act on behalf of the Company with regard to the Protected Claim and the Seller shall be free without reference to the Buyer to deal with the Protected Claim in its absolute discretion provided that any settlement in respect of such Protected Claim shall not be for an amount greater than the Escrow Amount.

4	Taxation Computations of the Company

Pre-Completion Returns

4.1	Subject to complying with the provisions of paragraph 4.2 below, the Seller or its duly authorised agents shall, at the cost and expense of the Company:

(a)
prepare and submit the United Kingdom tax returns of the Company for all Fiscal Years ending prior to Completion, to the extent the same shall not have been prepared and/or submitted before the date hereof (the “Pre-Completion Returns”);

(b)	prepare and submit all claims, elections, notices, disclaimers, consents and/or surrenders assumed in preparing the Pre-Completion Returns; and

(c)	deal with all matters (including correspondence and negotiations) relating to the Pre-Completion Returns.

4.2	The Seller undertakes to the Buyer to keep the Buyer and its duly authorised agents fully informed of all matters relating to the submission, negotiation and agreement of the Pre-Completion Returns.

4.3
Subject to the Seller having complied with its obligation in paragraph 4.1 in respect of the relevant Pre-Completion Returns, the Buyer shall procure that the Company authorises, signs and submits the Pre-Completion Returns to HMRC by the due date for submission.

Straddle Return

4.4	The Buyer shall, at the cost and expense of the Company:

(a)
procure that the Company prepares the tax returns of the Company for the Fiscal Year current at Completion (the “Straddle Return”) on a basis which is consistent with the manner in which the Pre-Completion Returns were prepared save that the Company shall not be required to take any action which is not in accordance with its legal obligations;

(b)
provide, and procure that the Company provides, the Seller with drafts of all outstanding computations and returns relating to the Straddle Return as soon as reasonably practicable and in any event no later than 3 months prior to the date on which such tax returns are required to be filed with the appropriate tax authority without incurring interest or penalties and the Seller shall be entitled to comment thereon;

(c)
procure that the Company consider in good faith and take into account in finalising the draft Straddle Return all reasonable written comments made by the Seller in relation to the draft Straddle Return within 20 business days of the Seller having received such draft Straddle Return to the extent that such comments relate to the period up to and including Completion; and

(d)	procure that the Company authorises, signs and submits the Straddle Return to HMRC by the due date for submission.

4.5	The Buyer undertakes to the Seller to keep the Seller and its duly authorised agents fully informed of all matters relating to the submission, negotiation and agreement of the Straddle Return.

4.6
The provisions of paragraph 4.5 shall be without prejudice to the rights of the Seller to conduct a Protected Claim in accordance with paragraph 2 and in the event of any conflict between the terms of this paragraph 4 and paragraph 2, the terms of paragraph 2 shall prevail.

General

4.7
Each party shall procure that the other party is as soon as reasonably practicable provided with all information and documentation (including without limitations, in the case of the Seller, access to books, accounts and records as well as copies of any written communications from HMRC) that is reasonably required to enable the other party to exercise its rights, and comply with its obligations, under this paragraph 4.

4.8
The Buyer shall be under no obligation to procure the authorisation, signing or submission to HMRC of any Pre-Completion Return delivered to it under paragraph 4.1 or Straddle Return which it considers, in its reasonable opinion, is false, misleading, incomplete or inaccurate in any respect.

5	Recovery from third parties

5.1
If the Escrow Agent has made a payment to the Buyer under the provisions of Clause 12 (or in respect of any Tax Warranty Claim) and either the Company or any member of the Buyer's Group is entitled to recover from any third party (including HMRC but excluding any member of the Buyer's Group) any sum in consequence of any event or matter or omission whatsoever to which the payment made by, or liability of, the Seller relates then the Company or the Buyer shall or shall procure that the relevant member of the Buyer's Group shall (at the Seller's cost) use all reasonable endeavours to take such actions as are reasonably requested by the Seller to effect such recovery.

5.2
The Buyer covenants with the Seller to pay to the Seller an amount equal to any sum referred to in paragraph 5.1 (including any interest or repayment supplement received from HMRC) which the relevant member of the Buyers Group actually recovers (less any reasonable fees or expenses paid in effecting the recovery) within ten Business Days of recovering such sum.

Schedule 6

The Property and Property Documents

Part 1- Headlease Property

Title Number	Description	Proprietor	Date of lease	Parties to lease	Term and rent	Actual use
NGL694884	75 Farringdon Street	The Company	12 March 1992	The Mayor and Commonalty and Citizens of the City of London (1) National Provident Institution (2)	99 Years from the 12 March 1992 Passing Rent £200,000	Part Office and Part Public House

Part 2- Underlease Property

Title Number	Description	Proprietor	Date of lease	Parties to lease	Term and rent	Actual use
NGL724371	Stone Cutter Court, 75 Farringdon Street	The Company	29 December 1994	W & G Lease Finance Limited (1) National Provident Institution (2) Royal Bank Leasing Limited (3)	From 29 December 1994 to 8 March 2091 Passing Rent £200,000	Part Office and Part Public House

Part 3- Tenancy Documents

Title Number	Description	Proprietor	Date of lease	Parties to lease	Term and rent	Occupier(s)	Actual use
NGL833249	Level -2 to 9 Stonecutter Court, 1 Stonecutter Street	Deloitte & Touche LLP	7 February 2003	NPI (Stonecutter Square) Limited (1) George Ritchie, Allen Gerald Paisley, Robert William Warburton and Peter Michael Shawyer (as partners of Deloitte & Touche) (2)	From 7 February 2003 to 30 April 2019 Passing Rent: £6,248,500	Deloitte & Touche LLP	Offices and ancillary uses
EGL570022	81 Farringdon Street	Patrick Roche, John Aspinall QC, Stephen Kamlish QC and Michael Topolski QC	10 March 2010	Sofina Properties Limited (1) Patrick Roche, John Aspinall QC, Stephen Kamlish QC and Michael Topolski QC	10 years from 10 March 2010 (Tenant's break right 9 March 2015) Passing Rent Year 1 = peppercorn	The Tenant and barristers of Tooks Chambers	Offices and ancillary uses
NGL788448	The Hoop and Grapes Public House 80 Farringdon Street, London	Shepherd Neame Limited	12 May 1998	National Provident Institution (1) Fat Sams Holdings Limited (2) S Krett Esq (3)	25 Years from 13 March 1998 Passing Rent £57,000	Shepherd Neame Limited	Public House
NGL721593	Electricity Substation	London Electricity Plc	10 August 1994	National Provident Institution (1) London Electricity plc (2)	99 years less 10 days from the 12 March 1992	Not an occupational Lease	Electricity Substation
NGL721595	Electricity Substation	London Electricity Plc	10 August 1994	National Provident Institution (1) London Electricity plc (2)	99 years less 10 days from the 12 March 1992	Not an occupational Lease	Electricity Substation

Part 4- Title Documents

Headlease

1.	Official copy of register of title – Title Number NGL694884

2.	Filed plan – Title Number NGL694884

3.
Lease dated 12 March 1992 made between The Mayor and Commonalty and Citizens of the City of London (1) National Provident 12 March 1992 made between The Mayor and Commonalty and Citizens of the City of London (1) National Provident Institution (2)

4.	Deed of Rectification of Lease dated February 1994 made between The Mayor and Commonalty and Citizens of the City of London (1) National Provident Institution (2)

5.	Memorandum of Reviewed Rent dated 17 February 2003

6.
Deed of Licence and Covenant dated 17 February 1994 made between The Mayor and Commonalty and Citizens of the City of London (1) National Provident Institution (2) D.J.S. Roques and others (Touche Ross) (3)

7.	TR1 dated 23 June 2005 made between Romesfield Properties Limited (1) Sofina Properties Limited (2)

8.
Deed of Licence and Covenant dated 16 March 1995 made between The Mayor and Commonalty and Citizens of the City of London (1) National Provident Institution (2) W & G Lease Finance Limited (3) Royal Bank Leasing Limited (4)

9.	Licence to Assign dated 10 June 2005 made between The Mayor and Commonalty and Citizens of the City of London (1) Romesfield Properties Limited (2) Sofina Properties Limited (3)

10.	Licence to Assign a Lease dated 22 April 2003 made between The Mayor and Commonalty and Citizens of the City of London (1) National Provident Life Limited (2) Romesfield Properties Limited (3)

11.
Signed copy Notice dated 23 June 2005 to The Mayor and Commonalty and Citizens of the City of London of Assignment of Lease from Romesfield Properties Limited to Sofina Properties Limited (not receipted)

12.	Two copies, both signed and one receipted, of Notice dated 23 June 2005 to The Mayor and Commonalty and Citizens of the City of London of Mortgage of Lease

13.
Letter dated 9 November 2007 from Aaron Morris on behalf of GIA to Sofina Properties Limited in respect of Section 6 Notice (Party Walls Etc Act) enclosing a Three Metre Notice dated 9 November 2007 to Sofina Properties Limited from Development Securities (10 St Bride Street) Limited and acknowledgement of Three Metre Notice

14.
Letter dated 18 September 2007 from Nabarro to Sofina Properties Limited re application under Section 2 of the Rights of Light Act 1959 by LS Hill House Limited re Hill House (NGL298097) Registration of Light Obstruction Notice against Stonecutter Square and unsigned, undated copy of the Application for Registration of a Light Obstruction Notice and plan (Hill House, 1 Little New Street and 75 Farringdon Street, 1 Stonecutter Street EC4 July 2007 and receipted copy of Nabarro letter of 18 September 2007 receipted copy dated 25 September 2007

15.	Underlease

16.	Official copy of register of title dated 20 December 2010 and 12:01:56 and title plan – Title Number NGL724371

17.
Lease dated 29 December 1994 made between W & G Lease Finance Limited (1) National Provident Institution (2) Royal Bank Leasing Limited (3) (two copies, one signed by National Provident Institution and the other signed by W & G Lease Finance Limited and Royal Bank Leasing Limited) (including Appendix A and Appendix B and a Memorandum relating to payment of the option price pursuant to the Option Agreement of 29 December 1994 (as varied by a Deed of Variation of 31 December 1997) between W & G Lease Finance Limited and National Provident Institution and Royal Bank Leasing Limited)

18.
Deed of Variation of a Lease dated 31 December 1997 made between W & G Lease Finance Limited (1) National Provident Institution (2) Royal Bank Leasing Limited (3) (executed by  National Provident Institution)

19.	Option Agreement dated 29 December 1994 made between National Provident Institution (1) and W & G Lease Finance Limited (2) (executed by National Provident Institution)

20.	Deed of Variation of Option Agreement dated 31 December 1997 made between National Provident Institution (1) W & G Lease Finance Limited (2) (executed by W & G Lease Finance Limited)

21.
Deed relating to rights of light for premises at Farringdon Street dated 14 August 1996 made between British Commercial Property Investment Trust Limited (1) W & G Lease Finance Limited (2) National Provident Institution (3) Royal Bank Leasing Limited (4) The Mayor and Commonalty and Citizens of the City of London (5)

22.
Deed relating to rights of light and air affecting Fleet Building, 70 Farringdon Street and Stonecutter Court dated 15 April 2002 made between British Telecommunications plc (1) Goldman Sachs Property Management (2) National Provident Institution (3)

23.	Deed of Covenant dated 17 December 2001 made between The Mayor and Commonalty & Citizens of the City of London (1) National Provident Institution (2)

24.
Licence to Assign dated 17 April 2002 made between The Mayor and Commonalty and Citizens of the City of London (1) W&G Lease Finance Limited (2) National Provident Institution (3) NPI (Stonecutter Square) Limited (4) National Provident Life Limited (5) to assign an Underlease

25.	Signed copy of Notice dated 20 March 1995 to the Comptroller and City Solicitor in respect of the grant of the Underlease (receipted on 18 April 1995)

26.	Electricity Subleases

27.
Official copy of register of title and title plan – Title Number NGL721593 and Counterpart Lease of Transformer Chamber dated 10 August 1994 made between National Provident Institution (1) London Electricity plc (2)

28.
Official copy of register of title and title plan – Title Number NGL721595 and Counterpart Lease of Transformer Chamber dated 10 August 1994 made between National Provident Institution (1) London Electricity plc (2)

Occupational Lease 81 Farringdon Street

29.	Counterpart Lease dated 10 March 2010 made between Sofina Properties Limited (1) and Patrick Roche, John Aspinall QC, Stephen Kamlish QC and Michael Topolski QC

30.	Duplicate letter signed by the Tenant dated 10 March 2010 between Sofina Properties Limited (1) and Patrick Roche, John Aspinall QC, Stephen Kamlish QC and Michael Topolski QC (2)

31.
Notice of Underlease dated 31 March 2010 relating to the grant of an Underlease dated 10 March 2010 made between Sofina Properties Limited (1) Patrick Roche, John Aspinall QC, Stephen Kamlish QC and Michael Topolski QC:

32.	Unsigned copy of the Notice served on The City of London Corporation (not receipted).

Occupational Lease Hoop and Grape Public House

33.	Counterpart Lease dated 12 May 1998 made between National Provident Institution (1) Fat Sams Holdings Limited (2) S Krett Esq. (3)

34.
Licence to Underlet and Licence for Alterations dated 5 May 1998 made between The Mayor and Commonalty and Citizens of the City of London (1) W & G Lease Finance Limited (2) National Provident Institution (3) Fat Sams Holdings Limited (4) Stanley Krett (5)

35.	Counterpart Licence for Alterations dated 7 June 2001 made between National Provident Institution (1) Hall & Woodhouse Ltd (2)

36.	Licence for Alterations dated 18 March 2003 between NPI (Stonecutter Square) Limited (1) and Hall and Woodhouse Limited (2)

37.
Signed and receipted copy of the Notice dated 22 May 1998 served by the solicitors for National Provident Institution on W & G Lease Finance Limited (by its solicitors Messrs Norton Rose) served under the Underlease in respect of the grant of the Sub Underlease dated 12 May 1998 made between National Provident Institution (1) Fat Sams Holdings Limited (2) S Krett Esq (3)

38.	Counterpart Licence to Assign dated 20 January 2000 made between National Provident Institution (1) Fat Sam's Holdings Limited (2) Full Company Limited (3) Stanley Krett (4)

39.	Counterpart Licence to Assign dated 14 June 2000 made between National Provident Institution (1) Fat Sams (Holdings) Limited (2) Hall & Woodhouse Limited (3)

40.	Signed copy Notice dated 22 June 2000 to National Provident Institution in respect of the transfer of the Sub Underlease by Fat Sams Holdings Limited to Hall & Woodhouse Limited (not receipted).

41.	Rent Review Memorandum dated 30 July 2008 between Sofina Properties Limited and Shepherd Neame Limited.

42.	Rent Review Memorandum dated 17 March 2004 between Romesfield Properties Limited and Shepherd Neame Limited.

43.	Licence to Assign dated 9 March 2004 made between (1) Romesfield Properties Limited (2) Hall & Woodhouse Limited and (3) Shepherd Neame Limited.

Occupational Lease Deloitte & Touche

44.
Counterpart Lease dated 7 February 2003 made between NPI (Stonecutter Square) Limited (1) George Ritchie, Allen Gerald Paisley, Robert William Warburton and Peter Michael Shawyer (as partners of Deloitte & Touche) (2).

45.
Counterpart Deed of Variation dated 17 March 2003 made between NPI (Stonecutter Square) Limited 91) George Ritchie, Allen Gerald Paisley, Robert William Warburton and Peter Michael Shawyer (as partners of Deloitte & Touche) (2).

46.	Counterpart Deed of Covenant dated 19 December 2003 made between (1) Romesfield Properties Limited and (2) Deloitte & Touche LLP.

47.	Counterpart Licence for Alterations dated 30 June 1997 made between National Provident Institution (1) D.J.S. Roques and Others (2).

48.
Correspondence relating to application for registration of a light obstruction notice comprising letter of 15 November 2006 from Nabarro Nathanson to Deloitte & Touche LLP and enclosures being undated copy of application for registration of a light obstruction notice and uncoloured plan and a letter of 24 November 2006 from Deloitte & Touche LLP to Eirik Robson.

49.	Agreement for Lease dated 1 February 1994 made between (1) National Provident Institution and (2) DJS Roques and others.

Schedule 7

Completion Net Asset Statement

Part 1- General provisions

1	Definitions used in this Schedule

In this Schedule the following definitions apply:

Final Determination Date means the date specified in paragraph 3.5 of part 1 or paragraph 10 of part 2 of this Schedule 7 as the case may be)

Independent Accountants means the firm of independent chartered accountants selected or nominated in accordance with paragraph 1 of part 3 of this Schedule 7

2	Basis of preparation of the Completion Net Asset Statement

2.1	The Completion Net Asset Statement shall be in the format set out in part 2 of this Schedule 7

2.2	The Completion Net Asset Statement shall be drawn up in accordance with the bases that appear, and in the order shown below:

(a)	the specific accounting policies set out in part 3 of this Schedule 7;

(b)
to the extent not covered by and are not inconsistent with paragraph 2.2(a), using the same accounting principles, policies, practices, evaluation rules and procedures, methods and bases adopted in the preparation of the Accounts;

(c)
to the extent not covered by and are not inconsistent with paragraphs 2.2(a) and/or 2.2(b), in accordance with British Virgin Islands generally accepted accounting practice as at the date of this Agreement; and

(d)
any provision for United Kingdom Taxation on profits for any period commencing prior to Completion shall be such amount as is shown in returns already made or, if no return has yet been made, shall be a nil amount.

2.3	The Completion Net Asset Statement shall specify the Completion NAV.

3	Finalisation of the draft Completion Net Asset Statement

3.1	Within a period of 10 Business Days from Completion the Seller shall serve on the Buyer the draft Completion Net Asset Statement.

3.2
The Buyer may, within the period of 30 Business Days after service of the draft Completion Net Asset Statement on the Buyer in accordance with paragraph 3.1 (Review Period), notify the Seller, in writing, of any adjustments they consider need to be made to the draft Completion Net Asset Statement in order for it to comply with paragraph 2 (together with the reasons for such adjustments).

3.3	Agreement and deemed agreement:

If:

(a)	the Buyer notifies the Seller during the Review Period that no adjustment needs to be made to the draft Completion Net Asset Statement; or

(b)	the Buyer does not notify the Seller during the Review Period of any proposed adjustment to the draft Completion Net Asset Statement,

the draft Completion Net Asset Statement and the Completion NAV specified in it shall be the Completion Net Asset Statement and the Completion NAV for all purposes of this Agreement.

3.4	Dispute resolution: If the Buyer notifies the Seller during the Review Period that certain adjustments need to be made and:

(a)
the Buyer and the Seller agree, in writing, on the adjustments to be made to the draft Completion Net Asset Statement in order for it to comply with paragraph 2, they shall jointly incorporate such adjustments into the draft Completion Net Asset Statement and the draft Completion Net Asset Statement as so adjusted and the Completion NAV specified in it shall be the Completion Net Asset Statement and the Completion NAV for all purposes of this Agreement; or

(b)
if the Buyer and the Seller are able to agree, in writing, on only some of the adjustments to be made to the draft Completion Net Asset Statement in order for it to comply with paragraph 2, they shall jointly incorporate such adjustments into the draft Completion Net Asset Statement and in relation to those adjustments which are not agreed, the provisions of paragraph 3.4(c) shall apply; or

(c)
if the Seller and the Buyer are unable to agree on all or any adjustments within 15 Business Days then Schedule 7, part 3 shall apply in relation to the adjustments upon which the Buyer and the Seller are unable to agree.

3.5
Final Determination Date:  For the purposes of paragraph 1 of part 1 of this Schedule 7, the Final Determination Date shall be, in the case of paragraph 3.3(a), the date the Buyer notifies the Seller that no adjustments need be made or, in the case of paragraph 3.4(b) and paragraph 3.4(c), the date of written agreement of the adjusted Completion Net Asset Statement in accordance with Schedule 7, part 2.

4	Co-operation and access

Until the Final Determination Date the Seller and the Buyer shall each (at their own cost):

(a)
maintain in their possession or under their control all books and records held by them (including, in the case of the Buyer, the Company), which are relevant to the determination of the Completion NAV;

(b)
give and procure that the other's accountants and (if relevant) the Independent Accountants are given full access at all reasonable times to all books, accounting records and premises which are in their respective possession or control (including, in the case of the Buyer, the Company) which are relevant to the determination of the Completion NAV and each party undertakes not to destroy or dispose of those books and records; and

(c)
generally provide to the other's accountants and (if relevant) the Independent Accountants such information and assistance, including access to relevant employees, as they may reasonably require a reasonable notice in relation to the review, agreement or determination of the Completion Net Asset Statement and the determination of the Completion NAV.

5	Payment

5.1	Every sum payable under Clause 5.9 shall be paid:

(a)	within three Business Days of the Final Determination Date; and

(b)	by electronic funds transfer for same day value:

(i)	where such sum is payable to the Seller, in accordance with the provisions of Clause 14.1; and

(ii)	where such sum is payable to the Buyer, in accordance with the provisions of Clause 14.3 or as otherwise previously directed by the Buyer.

5.2
If a party fails to pay a sum within the period for payment in accordance with paragraph 5.1,  that party shall pay interest on the overdue sum from, and excluding, the due date for payment until, and including, the date of payment (both before and after judgement) at the rate of 4% over the base rate for the time being of the Royal Bank of Scotland plc, calculated on the basis of a year of 365 days.

Part 2- Format of Completion Net Asset Statement etc

(1)	(2)
Matter	Amount (£)

Fixed Assets
Investment property
Current assets
Cash at bank
Short term deposits
Debtors falling due within 1 year

Bank Settlement Amount
Other Creditors : amounts falling within one year

Net current assets (liabilities)

Other Creditors: amount falling due in more than one year

Net assets Completion NAV

Note – some items may be zero

Note - The Completion Net Asset Statement shall also contain an appendix allocating the Bank Settlement Amount as between Senior Debt, Accrued Interest and Break Costs, where practicable, any adjustment necessary between these items within the Bank Settlement Amount will be made to Capital First.

Part 3- Specific Accounting Policies

1.	Fixed Assets

The Completion Net Asset Statement value statement shall include investment property (including any capitalised costs) at a fixed value of £90,915,450.

This amount increases by £450 per day for every day after (and excluding) 4 March 2011 up to (and including) Completion.

2.	Inter-Company Balances

Inter-Company Balances shall be ascribed nil value.

3.	Cash at Bank

Cash shall be recorded at cash book value per the books and records of the Company.

The Completion Net Asset Statement shall not include cash which is not capable of being lawfully spent, distributed, loaned or released by the Company from the jurisdiction in which it is situated without deduction or withholding or additional cost (other than the costs of the transfer from a bank account incurred in the ordinary course) and which is not accessible in the manner described above within a period of 2 Business Days, or which is otherwise committed (including without limitation any cash held in respect of security rent deposits, in respect of employee withholding taxes or any other cash held as collateral in respect of obligations of any party).

4.	Insurance

No value shall be ascribed to insurance prepayments.

5.	Tenant arrears.

Amounts in arrears as at Completion due from tenants shall be recorded at nil.

6.	Borrowings

Borrowing shall be stated at the Bank Settlement Amount.

7.	Rent received in Advance

A liability shall be recorded for deferred income in respect of all rents collected prior to Completion, to the extent these rents relate to the period after Completion.  Rents received in advance shall be calculated using the following formula;

A * B / C
Whereby:
A is the total rent received in respect of the rental period (expressed as a quarterly sum exclusive of VAT); and
B is the number of days in the current rental period outstanding immediately following Completion.
C is the total number of days in the rental period (e.g. 91)

8.	Prepayments

Value shall be given to prepayments only to the extent that they will provide continuing value to the Company after Completion.

9.	Lease incentives

The Completion Net Asset Statement shall not ascribe value to any assets relating to rent free periods and other lease incentives granted to any tenants prior to Completion.

10.	Head lease rent/prepayment/accrual

To the extent prepaid, headlease rent shall be recorded using the following formula:

A * B / C
Whereby:
A is the total amount paid (excusive of VAT) in respect of billing period
B is the number of outstanding days prepaid
C is the number of days in respective billing period

To the extent prepayment has not been settled in cash at Completion, head rent shall be accrued using the following formula:

A * B / C
Whereby:
A is the rental invoice amount (excusive of VAT) for the respective period
B is the number of days unpaid rent up to Completion
C is the number of days in rent period

11.	Taxation

Other than in relation to VAT no provision shall be made for Taxation.

Part 4- Dispute resolution

1
If the Buyer and the Seller are unable to agree the Completion NAV pursuant to part 1 then any matters in dispute may be referred by either party for determination, on the basis set out in this part 4, to:

(a)
the firm of independent chartered accountants agreed between the Seller and the Buyer within 10 Business Days of a request by either of them to the other, or, failing such agreement within such time; or

(a)
the firm of independent chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Seller or the Buyer; and

(b)	if any firm of independent chartered accountants selected or nominated pursuant to this paragraph 1 refuses to accept the appointment, the procedure set out in this paragraph 1 shall be repeated.

2
Within 5 Business Days of the Independent Accountants being agreed or nominated pursuant to paragraph 1, either party may instruct the Independent Accountants by way of a letter in the form of the draft letter set out in part 4 of this Schedule, which letter shall also be delivered to the other party.

3	Neither party shall object to any standard terms that form part of the Independent Accountants' engagement letter.

4
The Independent Accountants shall be requested to notify the Seller and the Buyer, in writing, of their determination of any adjustments to be made to the draft Completion Net Asset Statement (and, if relevant, the Completion NAV) within 60 Business Days of written confirmation by the Independent Accountants of their acceptance of the appointment.

5
The Seller and the Buyer shall each be entitled to make one submission on the matters referred for determination, by written submission delivered to the Independent Accountants and served on the other party, within 10 Business Days of written confirmation by the Independent Accountants of their acceptance of the appointment.  Each party shall have the opportunity to respond in writing to the other party's submission within 10 Business Days of receipt.  Each submission and response shall contain the relevant party's best estimate of the monetary amounts of the matters referred for determination and be accompanied by all relevant supporting documents.

6
The Independent Accountants may request further information from the Seller and/or the Buyer at any time.  The party (or parties, as the case may be) shall deliver such information within the time specified by the Independent Accountants, and shall supply a copy to the other party at the same time as it is delivered to the Independent Accountants.

7
Other than as provided in paragraphs 4, 5 and 6 the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination and the parties shall be bound by such procedures.

8
In making their determination, the Independent Accountants shall act as experts and not as arbitrators, and their decision as to any matter referred to them for determination shall, in the absence of manifest error or fraud, be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever.

9	The Independent Accountants shall have the right to employ such professional assistance and advice as they may require.

10
The fees and expenses of the Independent Accountants, and any other professional fees incurred by them, shall be borne and paid as they direct or, failing such direction, shall be shared equally between the Seller and the Buyer.

11
Within 5 Business Days of any written determination by the Independent Accountants pursuant to this Schedule, the Seller and the Buyer shall jointly incorporate in the draft Completion Net Asset Statement the matters determined by the Independent Accountants, together with any adjustments which may have been agreed separately in writing between the Seller and the Buyer, and shall date the Completion Net Asset Statement with the date on which such adjustments are made (which date shall be, for the purposes of paragraph 1 of part 1, the Final Determination Date).  The draft Completion Net Asset Statement as amended, and the Completion NAV stated in it, shall be the Completion Net Asset Statement and the Completion NAV for all purposes of this Agreement.

Part 5-  Form of letter of instruction

♦ 20♦

[Name of Independent Accountants]
[Address of Independent Accountants]

Dear Sirs

Sofina Properties Limited (Company) - Completion Net Asset Statement

Pursuant to an agreement dated ♦ 2011 (Agreement), the Buyer acquired the entire issued share capital of the Company from the Seller.  A copy of the Agreement is enclosed.  Except where stated otherwise, this letter uses the same defined terms as in the Agreement.

As part of the mechanism to calculate the consideration payable under the Agreement for the shares of the Company, the parties were to establish the Completion NAV of the Company by the preparation and agreement of a Completion Net Asset Statement in accordance with the Agreement.

The Seller and the Buyer have been unable to agree the Completion Net Asset Statement.  In accordance with the Agreement, we are now referring the matter to yourselves to request that your firm acts as the nominated Independent Accountants.

We enclose a copy of the draft Completion Net Asset Statement, in relation to which we believe the following issues are the issues in dispute upon which the parties seek your determination:

♦;

♦.

If you are able to accept these instructions then, as you will note, in accordance with the terms of the Agreement:

•	the [Buyer][Seller] would have the opportunity to send you a letter setting out the issues which it believes are in dispute;

•	both parties would have the opportunity to make written submissions to you in respect of the matters referred for determination; and

•
you would be requested to deliver your determination, including any adjustments to be made to the draft Completion Net Asset Statement, within [60] Business Days of written acceptance of your appointment.

If you are able to accept these instructions, we shall presume that this time-frame is acceptable to you.

In the interest of resolving this matter as soon as possible, we should be grateful if you would confirm by fax, to us, as soon as you are able:

•	whether you are able to accept our instructions;

•	an estimate of your costs.

We look forward to hearing from you.

Yours sincerely

[....................................................                                                                          [....................................................
♦                                                                          ♦
For and on behalf of                                                                          For and on behalf of
[Buyer]                                                                          [Seller]

Contact Details                                                                           Contact Details

Name of contact:                                                                           Name of contact:

Telephone no:                                                                           Telephone no:

Fax no:]                                                                           Fax no:]

[Note: Letter may be sent by either the Buyer or Seller or both of them]

Executed as a deed by for and on behalf of Shalati Investments Limited	)
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Director

Hires Global RETT Holdco S.á.r.L. By: Mr Kenneth MacRae Capacity: Class B Manager